                                                                     EXHIBIT 7.1

                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT



                                 By And Between



                             THE WISER OIL COMPANY



                                      And



                         WISER INVESTMENT COMPANY, LLC



                                  Dated as of
                               December 13, 1999

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I
     DEFINITIONS.............................................................. 1
     Section 1.1  Definitions................................................. 1
     Section 1.2  References and Titles....................................... 8

ARTICLE II
     PURCHASE OF PREFERRED SHARES............................................. 9
     Section 2.1  Agreement to Sell and to Purchase Shares.................... 9
     Section 2.2  Purchase Price and Payment.................................. 9
     Section 2.3  Delivery of Shares.......................................... 9
     Section 2.4  Deposit.....................................................10
     Section 2.5  Option to Purchase Additional Preferred Shares..............10

ARTICLE III
     REPRESENTATIONS AND WARRANTIES...........................................12
     Section 3.1  Representations and Warranties of the Company...............12
     Section 3.2  Representations and Warranties of WIC and Purchaser.........35

ARTICLE IV
     COVENANTS................................................................37
     Section 4.1  Stockholder Approval; Proxy Statement.......................37
     Section 4.2  NYSE Listing................................................38
     Section 4.3  Affirmative Covenants of the Company........................38
     Section 4.4  Negative Covenants of the Company...........................39
     Section 4.5  Reasonable Best Efforts; Financing..........................41
     Section 4.6  Other Transaction Documents.................................42
     Section 4.7  HSR Act Notification........................................42
     Section 4.8  Notification of Certain Matters.............................43
     Section 4.9  No Solicitation by Company..................................43
     Section 4.10  Access; Confidentiality....................................44
     Section 4.11  Transfer Restrictions......................................45

ARTICLE V
     CONDITIONS PRECEDENT TO CLOSING..........................................46
     Section 5.1  Conditions Precedent to Each Party's Obligation.............46
     Section 5.2  Conditions Precedent to Obligations of WIC and Purchaser....47
     Section 5.3  Conditions Precedent to Obligation of Company...............48

ARTICLE VI
     CLOSING..................................................................49
     Section 6.1  Closing.....................................................49
     Section 6.2  Actions to Occur at the Closing.............................49

ARTICLE VII
     TERMINATION..............................................................50
     Section 7.1  Termination.................................................50
     Section 7.2  Effect of Termination.......................................52

ARTICLE VIII
     INDEMNIFICATION..........................................................52
     Section 8.1  Indemnification of WIC and Purchaser........................52
     Section 8.2  Indemnification of Company..................................52
     Section 8.3  Defense of Third-Party Claims...............................53
     Section 8.4  Direct Claims...............................................54
     Section 8.5  No Punitive Damages.........................................54
     Section 8.6  Exclusivity.................................................54

ARTICLE IX
     MISCELLANEOUS............................................................55
     Section 9.1  Survival of Provisions......................................55
     Section 9.2  No Waiver; Modification in Writing..........................56
     Section 9.3  Specific Performance........................................56
     Section 9.4  Severability................................................56
     Section 9.5  Fees and Expenses...........................................56
     Section 9.6  Parties in Interest.........................................57
     Section 9.7  Notices.....................................................57
     Section 9.8  Counterparts................................................58
     Section 9.9  Entire Agreement............................................58
     Section 9.10  Governing Law..............................................58
     Section 9.11  Public Announcements.......................................58
     Section 9.12  Assignment.................................................59
     Section 9.13  Independent Determination..................................60

Exhibits:

Exhibit A - Form of Agreement and Irrevocable Proxy
Exhibit B - Form of Certificate of Designation
Exhibit C - Form of Employment Agreement
Exhibit D - Form of Management Agreement
Exhibit E - Form of Restated Certificate

Exhibit F - Form of Stockholder Agreement
Exhibit G - Form of Opinion of Thompson & Knight L.L.P.
Exhibit H - Form of Opinion of Andrews & Kurth L.L.P.

                             AMENDED AND RESTATED
                           STOCK PURCHASE AGREEMENT

     AMENDED AND RESTATED STOCK PURCHASE AGREEMENT, dated as of December 13, 1999, by and between The Wiser Oil Company, a Delaware corporation (the "Company"), and Wiser Investment Company, LLC, a Delaware limited liability company ("WIC").

     WHEREAS, the Company and WIC entered into a Stock Purchase Agreement as of December 13, 1999 (the "Original Stock Purchase Agreement"); and

     WHEREAS, the Company and WIC wish to enter into this Agreement and thereby amend and restate the Original Stock Purchase Agreement in its entirety;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

      Section 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

     "Affiliate" means, with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

     "Agreement" means this Amended and Restated Stock Purchase Agreement, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof.

     "Agreement and Irrevocable Proxy" means an agreement in the form attached as Exhibit A hereto.
   ---------

     "Alternative Transaction" has the meaning set forth in Section 4.9(d).

     "Alternative Transaction Proposal" has the meaning set forth in Section 4.9(a).

     "Approval" means any approval, authorization, grant of authority, consent, order, qualification, permit, license, variance, exemption, franchise, concession, certificate, filing or registration, or any waiver of the foregoing, or any notice, statement or other communication, required to be obtained from, filed with or delivered to any Governmental Entity or other Person.

     "Benefit Arrangement" has the meaning set forth in Section 3.1(s)(i)(B).

     "Board" means the Board of Directors of the Company.

     "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in Dallas, Texas generally are authorized or required by Law to close.

     "Bylaws" means the By-Laws of the Company as amended to the date of this Agreement.

     "Certificate of Cancellation" means a certificate, in form and substance reasonably satisfactory to WIC and Purchaser, effecting the cancellation of the Company's Series A Preferred Stock, in accordance with Section 151(g) of the Delaware General Corporation Law.

     "Certificate of Designation" means the Certificate of Designations for the Series C Preferred Stock, in the form attached as Exhibit B hereto.
                                                  ---------

     "Certificate of Incorporation" means the Restated Certificate of Incorporation of the Company as amended to the date of this Agreement and as filed with the Secretary of State of Delaware.

     "Closing" has the meaning set forth in Section 6.1.

     "Closing Date" has the meaning set forth in Section 6.1.

     "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder as in effect on the date hereof.

     "Commitment Letter" has the meaning set forth in Section 4.5(b).

     "Common Stock" means the Company's common stock, the par value of which is $3.00 per share on the date hereof but will be changed to $.01 per share on the Closing Date pursuant to the Restated Certificate.

     "Company" has the meaning set forth in the introductory paragraph hereof.

     "Company Agents" has the meaning set forth in Section 4.9(a).

     "Company Disclosure Schedule" means the disclosure schedule dated as of December 13, 1999, which was delivered by the Company to WIC concurrently with the execution of the Original Stock Purchase Agreement, as supplemented by a supplement thereto delivered by the Company to WIC concurrently with the execution of this Agreement. The references in the Company Disclosure

Schedule to the Original Stock Purchase Agreement and the Sections thereof shall be deemed to be references to this Agreement and the Sections of this Agreement.

     "Company Indemnified Costs" means any and all damages, losses (including diminution in value), claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Company Indemnified Parties incurs and that arise out of (i) any breach by WIC or Purchaser of any of its representations or warranties under this Agreement or any other Transaction Document or (ii) any breach by WIC or Purchaser of any of its covenants or agreements under this Agreement or any other Transaction Document.

     "Company Indemnified Parties" means the Company, its Subsidiaries and each officer, director, employee, stockholder and Affiliate of the Company or its Subsidiaries (other than WIC, Purchaser and Persons who are also officers, directors, managers, employees, stockholders or Affiliates of WIC or Purchaser).

     "Company Options" has the meaning set forth in Section 3.1(c)(iii).

     "Company SEC Documents" has the meaning set forth in Section 3.1(i).

     "Contracts" means all agreements, contracts or other binding commitments, arrangements or plans, written or oral (including any amendments and other modifications thereto), to which the Company or any of its Subsidiaries is a party or is otherwise bound.

     "Conversion Shares" means the shares of Common Stock issuable upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation.

     "Credit Facility" has the meaning set forth in Section 3.1(m).

     "Cure Period" has the meaning set forth in Section 7.1(b)(i).

     "Debt", without duplication, means (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company and its Subsidiaries, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, (b) all deferred indebtedness of the Company and its Subsidiaries for the payment of the purchase price of property or assets purchased, (c) all obligations of the Company and its Subsidiaries to pay rent or other payment amounts under a lease of real or personal property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (d) any outstanding reimbursement obligation of the Company or its Subsidiaries with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the Company or its Subsidiaries, (e) any payment obligation of the Company or its Subsidiaries under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (f) all indebtedness for borrowed money secured by any Lien existing on property owned by the Company or its Subsidiaries, whether or not indebtedness secured thereby shall have been assumed, (g) all guaranties, endorsements, assumptions and other contingent obligations of the Company or its Subsidiaries in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others, (h) all other short-term and long-term liabilities of the Company or its Subsidiaries of any nature, other than accounts payable and accrued liabilities incurred in the ordinary course of business, and (i) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by the Transaction Documents regardless if any of such are actually paid.

     "Deposit" has the meaning set forth in Section 2.4(a).

     "Dividend Shares" means the shares of Common Stock issuable in payment of dividends payable on the Preferred Shares in accordance with the terms of the Certificate of Designation.

     "Employment Agreement" means the Employment Agreement to be entered into by and between the Company and George K. Hickox, Jr. at the Closing, in the form attached as Exhibit C hereto.
            ---------

     "Environmental Laws" has the meaning set forth in Section 3.1(w)(A).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agreement" has the meaning set forth in Section 2.4(a).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

     "Financing" has the meaning set forth in Section 4.5(b).

     "Financing Commitment Date" has the meaning set forth in Section 4.5(b).

     "GAAP" has the meaning set forth in Section 3.1(i).

     "Governmental Entity" means any agency, bureau, commission, court, authority, department, official, political subdivision, tribunal or other instrumentality of any government, whether (i) regulatory, administrative or otherwise, (ii) federal, state or local or (iii) domestic or foreign.

     "Hazardous Materials" has the meaning set forth in Section 3.1(w)(B).

     "Hedge" and "Hedging" have the respective meanings set forth in Section 3.1(ii).

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Parties" means the Purchaser Indemnified Parties or the Company Indemnified Parties, as the case may be.

     "Indemnifying Party" has the meaning set forth in Section 8.3.

     "Indenture" means the Indenture between the Company and Texas Commerce Bank, N.A., as trustee, dated as of May 21, 1997, for the Company's 9 1/2% Senior Subordinated Notes due 2007.

     "Intangible Property" has the meaning set forth in Section 3.1(v).

     "IRS" means the Internal Revenue Service.

     "knowledge" (and corresponding derivative expressions) mean the actual knowledge of the executive officers, directors or senior managers of the Company, WIC or Purchaser, as the case may be, after reasonable inquiry.

     "Law" means any constitutional provision, statute or other law, ordinance, rule, regulation or interpretation of any thereof and any Order of any Governmental Entity (including Environmental Laws).

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, encumbrance, charge or security interest of any kind in or on such asset or the revenues or income thereon or therefrom.

     "Litigation" has the meaning set forth in Section 3.1(o).

     "Management Agreement" means the Management Agreement to be entered into by and between the Company and WIC at the Closing, in the form attached as Exhibit
                                                                        -------
D hereto.
-

     "Material Adverse Effect" means any effect, change, event or occurrence that is materially adverse to the business, operations, properties, condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Company and its Subsidiaries taken as a whole, other than as a result of (i) changes in oil or gas prices or (ii) general conditions in the Company's industry (or changes in such conditions) not relating solely to the Company or a Subsidiary in any specific manner.

     "Material Contracts" has the meaning set forth in Section 3.1(p)(i).

     "NYSE" means the New York Stock Exchange.

     "Oil and Gas Properties" has the meaning set forth in Section 3.1(k).

     "Option", "Option Closing", "Option Closing Date" and "Option Term" have the respective meanings set forth in Section 2.5.

     "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

     "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, Governmental Entity or other entity of any kind.

     "Plan" has the meaning set forth in Section 3.1(s)(i)(A).

     "Preferred Share Issuance" means the issuance of Preferred Shares to Purchaser at the Closing and at any Option Closings.

     "Preferred Shares" means the shares of Series C Preferred Stock to be purchased by Purchaser at the Closing pursuant to Section 2.1 and at any Option Closings pursuant to Section 2.5.

     "Proxy Statement" has the meaning set forth in Section 3.1(d)(iii).

     "Purchase Price" has the meaning set forth in Section 2.2(a).

     "Purchaser" means WIC; provided, however, that if a permitted assignment or assignments occur pursuant to Section 9.12(b) or 9.12(c), "Purchaser" shall mean and include, collectively, each assignee to whom such an assignment has been made (and shall continue to mean and include WIC unless WIC has assigned all of its rights, interests and obligations as Purchaser hereunder in accordance with the provisions of Section 9.12).

     "Purchaser Designees" has the meaning given to it in the Stockholder Agreement.

     "Purchaser Indemnified Costs" means any and all damages, losses (including diminution in value), claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Purchaser Indemnified Parties incurs and that arise out of (i) any breach by the Company of any of its representations or warranties under this Agreement or any other Transaction Document or (ii) any breach by the Company of any of its covenants or agreements under this Agreement or any other Transaction Document.

     "Purchaser Indemnified Parties" means WIC, Purchaser and each officer, director, manager, employee, stockholder and Affiliate (other than the Company and its Subsidiaries) of WIC and Purchaser.

     "Release" has the meaning set forth in Section 3.1(w)(C).

     "Remedial Action" has the meaning set forth in Section 3.1(w)(D).

     "Requisite Votes" has the meaning set forth in Section 3.1(g).

     "Reserve Reports" means the reserve information prepared by the Company's independent petroleum engineers estimating the proved reserves attributable to the Oil and Gas Properties as of December 31, 1998 and described in (i) the Appraisal Report as of December 31, 1998 on Certain Properties Owned by The Wiser Oil Company, prepared by DeGolyer and MacNaughton, and (ii) the Reserve Appraisal and Economic Evaluation for The Wiser Oil Company Canada Ltd. dated as of January 1, 1999, prepared by Gilbert Laustsen Jung Associates.

     "Restated Bylaws" has the meaning set forth in Section 4.6.

     "Restated Certificate" means the Restated Certificate of Incorporation of the Company to be submitted to the stockholders of the Company for their approval at the Stockholders' Meeting, in the form attached as Exhibit E hereto.
                                                               ---------

     "Rights Agreement" means the Rights Agreement dated as of October 25, 1993, between the Company and ChaseMellon Shareholder Services, L.L.C., as successor rights agent, as amended.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

     "Series C Preferred Stock" means the Company's Series C Cumulative Convertible Preferred Stock, par value $10.00 per share, which shall have the terms set forth in the Certificate of Designation.

     "Stockholder Agreement" means the Stockholder Agreement to be entered into by and between the Company, WIC and Purchaser at the Closing, in the form attached as Exhibit F hereto.
            ---------

     "Stockholders' Meeting" has the meaning set forth in Section 4.1(a).

     "Stock Plans" means the Company's 1991 Stock Incentive Plan, 1991 Non-Employee Directors' Stock Option Plan, Equity Compensation Plan for Non-Employee Directors and 1997 Share Appreciation Rights Plan, all as amended.

     "Subsidiary" means (i) a corporation, a majority of whose stock with voting power to elect directors is at the date of determination thereof, directly or indirectly, owned by the Company, by a Subsidiary or by the Company and another Subsidiary or (ii) any other Person (other than a corporation) in which the Company, a Subsidiary or the Company and a Subsidiary, directly or indirectly, at the date of determination thereof have a majority ownership interest.

     "Superior Proposal" has the meaning set forth in Section 4.9(a).

     "Tax" has the meaning set forth in Section 3.1(r).

     "Tax Return" has the meaning set forth in Section 3.1(r).

     "Third Party" has the meaning set forth in Section 4.9(d).

     "third-party action" has the meaning set forth in Section 8.3.

     "Transaction Documents" means this Agreement, the Certificate of Designation, the Employment Agreement, the Escrow Agreement, the Management Agreement, the Stockholder Agreement, the Warrant Agreement, the Warrant Purchase Agreement and, for purposes of Article III only, the Restated Certificate.

     "Transfer" has the meaning set forth in Section 4.11.

     "Underlying Common Shares" means the Conversion Shares, the Dividend Shares and the Warrant Shares.

     "Warrant Agreement" means each Warrant Agreement to be entered into by and between the Company and WIC at the Closing and at any Option Closings, in the form attached as Exhibit A to the Warrant Purchase Agreement.
                 ---------

     "Warrant Issuance" means the issuance of Warrants to WIC pursuant to the Warrant Agreement.

     "Warrant Purchase Agreement" means the Amended and Restated Warrant Purchase Agreement dated of even date herewith between the Company and WIC, pursuant to which at the Closing and at any Option Closings WIC will purchase Warrants from the Company and both parties will enter into a Warrant Agreement.

     "Warrants" means the warrants issued pursuant to the terms of the Warrant Agreement.

     "Warrant Shares" means the shares of Common Stock issuable upon exercise of the Warrants in accordance with the terms of the Warrant Agreement.

     "WIC" has the meaning set forth in the introductory paragraph hereof.

      SECTION 1.2 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder," and "hereof" and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

                                  ARTICLE II
                         PURCHASE OF PREFERRED SHARES

      Section 2.1 Agreement to Sell and to Purchase Shares. Subject to the terms and conditions herein set forth, the Company will issue and sell to Purchaser, and Purchaser will purchase from the Company, at the Closing, such number of whole Preferred Shares as shall be designated by Purchaser by notice received by the Company at least three Business Days prior to the Closing Date; provided, however, that the total number of Preferred Shares to be purchased by Purchaser at the Closing shall not be less than 600,000 or more than 1,000,000 Preferred Shares.

     Section 2.2  Purchase Price and Payment.

     (a) The purchase price payable for the Preferred Shares shall be $25.00 per Preferred Share (the "Purchase Price").

     (b) Payment of the aggregate Purchase Price for the Preferred Shares to be purchased at the Closing shall be made at the Closing by or on behalf of Purchaser by wire transfer of immediately available funds to an account of the Company (the number for which account shall have been furnished to Purchaser at least two Business Days prior to the Closing Date), provided that the Deposit shall be deemed a credit to such Purchase Price as provided in Section 2.4(b)(i).

     Section 2.3 Delivery of Shares. Delivery of the Preferred Shares to be purchased at the Closing shall be made at the Closing by delivery to Purchaser, against payment of the Purchase Price therefor as provided herein, of a share certificate (or share certificates in such denominations as Purchaser may reasonably request not later than three Business Days prior to the Closing Date) representing the total number of Preferred Shares.

     Section 2.4  Deposit.

     (a) WIC has deposited in escrow the amount of $500,000 (the "Deposit") under an Escrow Agreement dated December 9, 1999 between the Company, WIC and Bank One, Texas, N.A., as escrow agent (the "Escrow Agreement").

     (b) The Deposit shall be held by Bank One, Texas, N.A. in escrow under the Escrow Agreement and shall be disbursed only in accordance with the following terms and conditions:

          (i) If the purchase of the Preferred Shares at the Closing is consummated in accordance with the terms hereof, then concurrently with the Closing the Deposit shall be disbursed to the Company and applied to the Purchase Price to be paid by Purchaser for the Preferred Shares at the Closing.

          (ii)  If this Agreement is terminated by the Company pursuant to
     Section 7.1(f) or is terminated by any party pursuant to Section 7.1(e) (and provided that the Company is not then in material breach of any of its obligations hereunder), the Deposit shall be disbursed to the Company within three Business Days following such termination, to be retained by the Company as liquidated damages. The retention by the Company of the Deposit shall be the sole remedy available to the Company in any such case.

          (iii) If this Agreement is terminated pursuant to Article VII and the Company is not entitled to a disbursement of the Deposit pursuant to
     Section 2.4(b)(ii), WIC shall be entitled to a return of the Deposit within three Business Days following such termination.

     Section 2.5  Option to Purchase Additional Preferred Shares.

     (a) Provided (i) the Closing occurs and (ii) the total number of Preferred Shares purchased by Purchaser at the Closing is less than 1,000,000, then, subject to the terms and conditions set forth in this Section 2.5, the Company hereby grants to Purchaser an irrevocable option to purchase from the Company a total number of shares of Series C Preferred Stock equal to (i) 1,000,000 less
(ii) the total number of Preferred Shares purchased by Purchaser at the Closing, at an exercise price per share equal to the Purchase Price (the "Option").

     (b) The Option shall be exercisable at any time and from time to time following the Closing and shall remain in full force and effect until 11:59 p.m., Dallas time, on the six-month anniversary of the Closing Date or on such later date as may be mutually agreed to by the Company and WIC (the "Option Term").

     (c) Purchaser may exercise the Option, in whole or in part, at any time and from time to time during the Option Term; provided, however, that each exercise of the Option must be for a whole number of Preferred Shares and for (i) at least 20,000 Preferred Shares in the aggregate or (ii) 100% of the then remaining shares subject to the Option. Each such exercise shall be irrevocable.

Notwithstanding the expiration of the Option Term, Purchaser shall be entitled to purchase those Preferred Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the expiration of the Option Term. If Purchaser wishes to exercise the Option, it must send a written notice of exercise to the Company specifying the total number of Preferred Shares it intends to purchase pursuant to such exercise and such notice must be received by the Company prior to the expiration of the Option Term. The closing of the sale and purchase of Preferred Shares pursuant to an exercise of the Option (an "Option Closing") shall be held at the principal executive offices of the Company on a Business Day (the "Option Closing Date") not earlier than three Business Days nor later than 10 Business Days after the date of receipt by the Company of the notice of exercise of the Option.

     (d) If an Option Closing cannot be effected by reason of the application of any Law, the Option Closing Date shall be extended to the fifth Business Day following the expiration or termination of the restriction imposed by such Law. Without limiting the foregoing, if prior notification to, or authorization of, any Governmental Entity is required in connection with the purchase of Preferred Shares at an Option Closing by virtue of the application of such Law, Purchaser and, if applicable, the Company shall promptly file the required notice or application for authorization and Purchaser, with the cooperation of the Company, shall expeditiously process the same.

     (e) At each Option Closing, Purchaser shall pay to the Company in immediately available funds by wire transfer to a bank account designated by the Company an amount equal to the Purchase Price multiplied by the total number of Preferred Shares to be purchased at such Option Closing. At each Option Closing, simultaneously with the delivery to the Company of immediately available funds as provided in the immediately preceding sentence, the Company shall deliver to Purchaser a share certificate or certificates (in such denominations as Purchaser may reasonably request) representing the total number of Preferred Shares to be purchased at such Option Closing.

     (f) At each Option Closing, if Purchaser is not already a party to the Stockholder Agreement, Purchaser shall execute and deliver to the Company a written acknowledgment, in form and substance satisfactory to the Company, that Purchaser has become a party to the Stockholder Agreement to the same extent as if it had been an original signatory party thereto and that it agrees to be bound by all the terms and provisions thereof. At each Option Closing, the Company shall deliver to Purchaser (i) a certificate dated the Option Closing Date and executed by the Company confirming the accuracy of its representations and warranties contained in Sections 3.1(e) and 3.1(f) and (ii) a written opinion of the Company's counsel dated the Option Closing Date as to the matters set forth in paragraphs 11(c), 11(d) and 11(e) of Exhibit G hereto, in each case
                                                  ---------
with respect to the Preferred Shares and Warrants purchased at such Option Closing.

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES

     Section 3.1 Representations and Warranties of the Company. The Company represents and warrants to WIC and Purchaser as follows:

     (a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the requisite corporate or other such entity power and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Material Adverse Effect. The Company has delivered to WIC prior to the execution of this Agreement complete and correct copies of the Company's Certificate of Incorporation and Bylaws, as in effect on the date of this Agreement, and has made available to WIC the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as in effect on the date of this Agreement.

     (b) Subsidiaries. Schedule 3.1(b)(i) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each Subsidiary of the Company, together with the jurisdiction of incorporation or organization and the percentage of each Subsidiary's outstanding capital stock (or other voting or equity securities or interests, as applicable) owned by the Company or another Subsidiary of the Company. Except as set forth in Schedule 3.1(b)(ii) of the Company Disclosure Schedule, all the outstanding shares of capital stock (or other voting or equity securities or interests, as applicable) of each Subsidiary of the Company have been validly issued and (with respect to corporate Subsidiaries) are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all Liens. Except for the capital stock (or other voting or equity securities or interests, as applicable) of its Subsidiaries and except as set forth in Schedule 3.1(b)(iii) of the Company Disclosure Schedule, as of the date hereof, the Company does not own, directly or indirectly, any capital stock (or other voting or equity securities or interests, as applicable) of any corporation, limited liability company, partnership, joint venture or other entity.

     (c)  Capital Structure.

          (i) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock (which will be increased on the Closing Date to 30,000,000 shares of Common Stock, par value $.01 per share, pursuant to the Restated Certificate) and 300,000 shares of preferred stock, par value $10.00 per share (which will be increased on the Closing Date to 1,300,000 shares of preferred stock pursuant to the Restated Certificate), which shares of preferred stock may be divided into and issued in one or more series upon the creation thereof by the Board. As of the date hereof, 8,951,965 shares of Common Stock are issued and outstanding (including the associated preferred stock purchase rights issued pursuant to the Rights Agreement) and 176,204 shares of Common Stock are held by the Company in its treasury. No shares of Common Stock are held by any of the Company's Subsidiaries. An aggregate of (A) 10,000 shares of preferred stock of the Company have been designated as the Series A Preferred Stock as of the date hereof (which will be cancelled on the Closing Date pursuant to the Certificate of Cancellation) and (B) 20,000 shares of preferred stock of the Company have been designated as the Series B Preferred Stock and reserved for issuance pursuant to the Rights Agreement, but none of such shares of preferred stock has been issued and there is no commitment, arrangement or understanding to issue any such shares.

          (ii) There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which holders of capital stock of the Company may vote, including without limitation the approval of the Preferred Share Issuance, the Warrant Issuance and the Restated Certificate, and there is no commitment, arrangement or understanding to issue any of such bonds, debentures, notes or other indebtedness.

          (iii) Except as contemplated in the Transaction Documents or as set forth in Schedule 3.1(c)(iii) of the Company Disclosure Schedule and except for the preferred stock purchase rights issued pursuant to the Rights Agreement, there are no outstanding warrants, stock options, stock appreciation rights or other rights to receive any capital stock of the Company granted by the Company under the Stock Plans or otherwise.
     Schedule 3.1(c)(iii) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of the number, class and series of shares subject to all such outstanding warrants, options, stock appreciation rights or other rights to receive any capital stock of the Company (collectively, "Company Options"), and the current exercise, conversion or base prices thereof. Except for the Stock Plans and the Company Options and except as set forth above in this Section 3.1(c), as of the date hereof, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries under any circumstances to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock (or other voting or equity securities or interests, as applicable) of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Schedule 3.1(c)(iii) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or other voting or equity securities or interests, as applicable) of the Company or any of its Subsidiaries under any circumstances.

          (iv) All outstanding shares of capital stock (or other voting or equity securities or interests, as applicable) of the Company and its Subsidiaries are, and all shares which may be issued under the Company Options will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights.

          (v) Except as contemplated in the Transaction Documents or as set forth in the Stock Plans or in Schedule 3.1(c)(v) of the Company Disclosure Schedule, there are not as of the date hereof and there will not be at the time of the Closing any stockholder agreements, voting agreements or trusts, proxies or other agreements or contractual obligations to which the Company or any Subsidiary is a party or bound with respect to the voting or disposition of any shares of the capital stock (or other voting or equity securities or interests, as applicable) of the Company or any of its Subsidiaries and, to the Company's knowledge, as of the date hereof, there are no other stockholder agreements, voting agreements or trusts, proxies or other agreements or contractual obligations among the stockholders of the Company with respect to the voting or disposition of any shares of the capital stock (or other voting or equity securities or interests, as applicable) of the Company or any of its Subsidiaries.

     (d)  Authority; No Violations; Approvals.

          (i) The Board has approved this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, has declared this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby to be in the best interests of the stockholders of the Company and has recommended to the Company's stockholders approval of the Preferred Share Issuance, the Warrant Issuance and the Restated Certificate. The Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and, subject to receipt of the approval referred to in the next following sentence, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, other than the approval of the Preferred Share Issuance, the Warrant Issuance and the Restated Certificate by the Requisite Votes of the stockholders of the Company as provided in Section
     4.1. This Agreement has been, and at the Closing and at any Option Closings, as applicable, the other Transaction Documents will be, duly executed and delivered by the Company and, assuming this Agreement and the other Transaction Documents constitute the valid, binding and enforceable obligations of the other parties thereto, constitute valid and binding obligations of the Company enforceable in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (ii) Except as set forth in Schedule 3.1(d)(ii) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase or "put" right under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (A) the Certificate of Incorporation or Bylaws of the Company or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (B) the Indenture, (C) any other loan or credit agreement, note, bond, mortgage, indenture, lease or agreement to which the Company or any of its Subsidiaries is a party or is otherwise bound or any existing Approval applicable to the Company or any of its Subsidiaries, or (D) assuming the Approvals referred to in Section 3.1(d)(iii) are duly and timely obtained or made, any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (C) or (D), any such conflicts, violations, defaults, rights, losses, Liens or Laws that, individually or in the aggregate, have not and could not reasonably be expected to (x) have a Material Adverse Effect, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

          (iii) No Approval of or from any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Document by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for: (A) the filing of a notification report by the Company under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing of the Restated Certificate, the Certificate of Designation and the Certificate of Cancellation with the Secretary of State of Delaware in accordance with Section 103 of the Delaware General Corporation Law; (C) the filing with the SEC of (1) a proxy statement in preliminary and definitive form relating to the Stockholders' Meeting to be held in connection with the approval of the Preferred Share Issuance, the Warrant Issuance and the Restated Certificate (the "Proxy Statement") and (2) such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act as may be required in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby; (D) such Approvals as are required under the Securities Act in connection with the registration rights granted to WIC and Purchaser under the Stockholder Agreement; (E) such Approvals as may be required by any applicable state securities or "blue sky" laws; (F) such Approvals as may be required by any foreign securities, corporate or other Laws; and (G) any such Approvals the failure of which to be made or obtained has not and could not reasonably be expected to (1) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (2) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

          (iv) The Company has received the executed, irrevocable resignation of each of Andrew J. Shoup, Jr., Howard Hamilton and John W. Cushing III, from the Board (and, in the case of Mr. Shoup, from the offices of President and Chief Executive Officer), in each case effective immediately following the Closing on the Closing Date.

     (e)  Status of Preferred Shares, Conversion Shares and Dividend Shares.

          (i) Subject to receipt of the approval of the Preferred Share Issuance and the Restated Certificate by the Company's stockholders as contemplated by Section 4.1, the issuance and sale of the Preferred Shares have been duly authorized by all necessary corporate action on the part of the Company (other than the filing of the Restated Certificate and the Certificate of Designation with the Secretary of State of Delaware), and the Preferred Shares, when delivered to Purchaser at the Closing and any Option Closing against payment of the Purchase Price therefor as provided herein, will be validly issued, fully paid and nonassessable, and the issuance and sale of the Preferred Shares are not and will not be subject to preemptive rights of any stockholder of the Company.

          (ii) Subject to receipt of the approval of the Preferred Share Issuance and the Restated Certificate by the Company's stockholders as contemplated by Section 4.1, the reservation and issuance of the Conversion Shares and the Dividend Shares have been duly authorized by all necessary corporate action on the part of the Company (other than the filing of the Restated Certificate and the Certificate of Designation with the Secretary of State of Delaware), and the Conversion Shares, when issued upon conversion of the Preferred Shares in accordance with the terms of the Certificate of Designation, and the Dividend Shares, when issued in payment of dividends payable on the Preferred Shares in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable, and the issuance of the Conversion Shares and the Dividend Shares are not and will not be subject to preemptive rights of any stockholder of the Company.

     (f)  Status of Warrants and Warrant Shares.

          (i) Subject to receipt of the approval of the Warrant Issuance by the Company's stockholders as contemplated by Section 4.1, the issuance and sale of the Warrants have been duly authorized by all necessary corporate action on the part of the Company, and the Warrants, when issued, sold and delivered as provided in the Warrant Purchase Agreement and the Warrant Agreement, will be validly issued and will constitute valid and binding obligations of the Company enforceable in accordance with the terms of the Warrant Agreement, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (ii) Subject to receipt of the approval of the Warrant Issuance by the Company's stockholders as contemplated by Section 4.1, the reservation, issuance and sale of the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company, and the Warrant Shares, when issued and delivered upon exercise of the Warrants in accordance with the provisions of the Warrant Agreement, will be validly issued, fully paid and nonassessable, and the issuance and sale of the Warrant Shares are not and will not be subject to preemptive rights of any stockholder of the Company.

     (g) Requisite Votes. Pursuant to Section 4.1, the Company will seek, at the Stockholders' Meeting, the approval of (i) each of the Preferred Share Issuance and the Warrant Issuance by the affirmative vote of (A) a majority of the total votes cast on the proposal by the holders of Common Stock, in accordance with Paragraph 312.07 of the NYSE Listed Company Manual, and (B) a majority of the shares of Common Stock present in person or represented by proxy at the Stockholders' Meeting and entitled to vote thereon, in accordance with
Section 216 of the Delaware General Corporation Law, and (ii) the Restated Certificate by the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote thereon (the "Requisite Votes"). There are no approvals of the Transaction Documents and the transactions contemplated thereby that are required of the holders of any class or series of capital stock of the Company under the requirements of the NYSE or any Law other than the Requisite Votes.

     (h)  Certain Anti-Takeover Provisions; Amendment to Rights Agreement.

          (i) The Board has duly approved each of WIC and Purchaser, and of WIC and Purchaser as a "group" (as such term is used in Rule 13d-5 of the rules and regulations promulgated under the Exchange Act), becoming an "interested stockholder" within the meaning of Section 203 of the Delaware General Corporation Law by reason of the acquisition by WIC and Purchaser of the Preferred Shares, the Conversion Shares, the Dividend Shares, the Warrants and the Warrant Shares, and such approval is sufficient to render inapplicable to the transactions contemplated by the Transaction Documents the restrictions contained in such Section 203.

          (ii) The Board has taken all necessary action to amend the Rights Agreement so that none of the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the receipt of Conversion Shares or Dividend Shares in respect of the Preferred Shares or the receipt of Warrant Shares upon the exercise of the Warrants) will upon the lapse of any waiting period cause (A) any of WIC, Purchaser or any "group" consisting of WIC or Purchaser to constitute an "Acquiring Person" (as defined in the Rights Agreement), (B) the preferred stock purchase rights issued pursuant to the Rights

     Agreement to become exercisable under the Rights Agreement or (C) the distribution of "Rights Certificates" (as defined in the Rights Agreement).

          (iii) The Board has taken, or will take, all necessary action to approve the appointment of the Purchaser Designees to the Board so that such appointment will not contribute to or result in a "Change of Control" as defined in the Indenture.

     (i) SEC Documents. The Company has made available to WIC a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since December 31, 1997 and prior to or on the date of this Agreement (the "Company SEC Documents"), which are all the documents (other than preliminary materials) that the Company was required to file with the SEC between December 31, 1997 and the date of this Agreement. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects and in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which is material) the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein.

     (j) Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date mailed to stockholders of the Company or at the time of the Stockholders' Meeting or as of the Closing, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. The representations and warranties contained in this Section 3.1(j) shall not apply to statements or omissions in the Proxy Statement based upon information furnished in writing to the Company by WIC or Purchaser expressly for use therein.

     (k) Absence of Certain Changes or Events. Except as set forth in Schedule 3.1(k) of the Company Disclosure Schedule or as disclosed in, or reflected in the financial statements included in, the Company SEC Documents, or except as contemplated by this Agreement, since December 31, 1998 the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not occurred: (i) any event that would have been prohibited by Section 4.4 if the terms of such Section had been in effect as of and after December 31, 1998; (ii) any material casualties affecting the Company or any of its Subsidiaries or any material loss, damage or destruction to any of their respective properties or assets, including the Oil and Gas Properties; or (iii) any event, circumstance or fact that has or could reasonably be expected to (x) have a Material Adverse Effect, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

     (l) No Undisclosed Material Liabilities. Except as disclosed in the Company SEC Documents, there are no material liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto, other than: (i) liabilities adequately provided for on the balance sheet of the Company dated as of September 30, 1999 (including the notes thereto) contained in the Company's Quarterly Report on Form 10-Q for the three months ended September 30, 1999;
(ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1999; and (iii) liabilities arising under the Transaction Documents.

     (m) No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Certificate of Incorporation or Bylaws of the Company or the comparable charter or organizational documents of any of its Subsidiaries,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, instrument, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound, or (iii) any Law applicable to the Company or any of its Subsidiaries, except in the case of clauses (ii) and (iii), for violations or defaults that, individually or in the aggregate, have not and could not reasonably be expected to (x) have a Material Adverse Effect, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents. The Company (i) is not in breach of or default under any financial covenant under the Restated Credit Agreement dated May 10, 1999, among the Company, Bank One, Texas, N.A., as agent, and the other parties thereto (the "Credit Facility") and (ii) does not have any reason to believe that it will be in breach of or default under any financial covenant under the Credit Facility as of the next date on which the Company is required to be in compliance with any such financial covenant (other than any breaches or defaults which the Company reasonably believes will be waived by the lenders under the Credit Facility).

     (n) Compliance with Applicable Laws. The Company and each of its Subsidiaries has in effect all Approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses, and there has occurred no default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) under any such Approval, except for failures to obtain, or for defaults or violations under, Approvals which failures, defaults or violations, individually or in the aggregate, have not and could not reasonably be expected to (i) have a Material Adverse Effect, (ii) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or
(iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents. Except as disclosed in the Company SEC Documents, the businesses of the Company and its Subsidiaries are in compliance with all applicable Laws, except for possible noncompliance which, individually or in the aggregate, has not had and could not reasonably be expected to have any effect referred to in clause (i), (ii) or
(iii) above. No investigation or review by any Governmental Entity with respect to the Company, any of its Subsidiaries, the transactions contemplated by this Agreement and the other Transaction Documents, is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated to the Company or any of its Subsidiaries any intention to conduct the same, other than those the outcome of which, individually or in the aggregate, has not had and could not reasonably be expected to have any effect referred to in clause (i),
(ii) or (iii) above.

     (o) Litigation. Except as disclosed in the Company SEC Documents or set forth in Schedule 3.1(o) of the Company Disclosure Schedule, there is no suit, action, proceeding or claim, at law or in equity, pending before any Governmental Entity, or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries ("Litigation"), and neither the Company nor any of its Subsidiaries is a party to any Litigation, and the Company and its Subsidiaries have no knowledge of any facts that are likely to give rise to any Litigation, that, individually or in the aggregate, has or could reasonably be expected to (i) have a Material Adverse Effect, (ii) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents, nor is there any Order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries which, individually or in the aggregate, has had or could reasonably be expected to have any effect referred to in clause (i), (ii) or (iii) above.

     (p) Certain Agreements.

         (i) Except as set forth in Schedule 3.1(p)(i) of the Company Disclosure Schedule or as included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 or Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, respectively, there are no (A) employment or consulting Contracts (unless such employment or consulting Contracts are terminable without liability or penalty on 30 days or less notice), (B) Contracts under which the Company or any of its Subsidiaries remains obligated to provide goods or services having a value, or to make payments aggregating (for Debt or otherwise), in excess of $500,000 per year with respect to any one Contract, (C) other Contracts that are material to the Company and its Subsidiaries, taken as a whole, and (D) Contracts with Affiliates, in any such case, to which the Company or any Subsidiary is a party or to which the Company or any Subsidiary or their respective assets are bound (such Contracts included as exhibits to such Company SEC Documents or disclosed or required to be disclosed in
     Schedule 3.1(p)(i), collectively the "Material Contracts"). Each Material Contract is a valid and binding obligation of the Company or one of its Subsidiaries and, to the knowledge of the Company, of each party thereto other than the Company or its respective Subsidiary and is in full force and effect.

          (ii) The Company or the relevant Subsidiary and, to the knowledge of the Company, each other party to the Material Contracts, has performed in all material respects the obligations required to be performed by it under the Material Contracts and is not (with or without lapse of time or the giving of notice, or both) in breach or default thereunder in any material respect.

          (iii) Schedule 3.1(p)(iii) of the Company Disclosure Schedule identifies, as to each Material Contract, (A) whether the consent of the other party thereto is required, (B) whether notice must be provided to any party thereto (and the length of such notice) and (C) whether any payments are required (and the amount of such payments), in each case in order for such Material Contract to continue in full force and effect upon the consummation of the transactions contemplated by the Transaction Documents, and (D) whether such Material Contract can be canceled by the other party without liability to such other party due to the consummation of the transactions contemplated by the Transaction Documents.

          (iv) A complete copy of each written Material Contract has been made available to WIC prior to the date of this Agreement. Schedule 3.1(p)(iv) sets forth a written description of each oral Material Contract.

          (v) The Company has made available to WIC (A) true and correct copies of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Debt of the Company or any of its Subsidiaries is outstanding or may be incurred and (B) accurate information regarding the respective principal amounts currently outstanding thereunder.

     (q)  Title.

          (i) Except as disclosed in the Company SEC Documents or set forth in Schedule 3.1(q)(i) of the Company Disclosure Schedule, the Company and its Subsidiaries have good and indefeasible title to all leasehold and other interests in oil, gas and other mineral properties owned by the Company or its Subsidiaries (the "Oil and Gas Properties"), which are necessary for the Company or its Subsidiaries to receive from the wells or units to be located on the Oil and Gas Properties, except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, a percentage of the oil, gas and other hydrocarbons produced from such well or unit equal to not less than the percentage set forth as the "Net Revenue Interest" in those portions of the Reserve Reports attributable thereto, without reduction, suspension, or termination throughout the productive life of each such lease, well or unit, free and clear of any Liens except for (A) Liens for taxes not yet due or with respect to matters being contested by the Company or a Subsidiary in good faith and for which adequate reserves are reflected in the Company SEC Documents, (B) Liens arising under operating agreements securing payments not yet due and payable and (C) other Liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Company's or a Subsidiary's expense bearing interest in any well or unit shall be, except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no greater than the percentage set forth as the "Working Interest" for such well or unit in those portions of the Reserve Reports attributable thereto, without a corresponding and proportional increase in the Company's or such Subsidiary's Net Revenue Interest applicable thereto. To the knowledge of the Company, the underlying historical information used for preparation of the Reserve Reports was, at the time of delivery, true and correct in all material respects.

          (ii) Except as disclosed in the Company SEC Documents or set forth in Schedule 3.1(q)(ii) of the Company Disclosure Schedule, the Company and its Subsidiaries have good and indefeasible title to all real property and good and marketable title to all other material properties and assets owned by the Company or its Subsidiaries and good and valid leasehold interests in all properties and assets, real or personal, leased by them (in all cases excluding the Oil and Gas Properties, which are the subject of the representations and warranties in Section 3.1(q)(i)), in each case free and clear of any Liens except for (A) Liens for taxes not yet due or with respect to matters being contested by the Company or a Subsidiary in good faith and for which adequate reserves are reflected in the Company SEC Documents, (B) statutory Liens arising in connection with the ordinary course of business securing payments not yet due and payable and (C) other Liens that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     (r) Taxes. Except as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 or set forth in Schedule 3.1(r) of the Company Disclosure Schedule and except for matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect:

          (i) Each of the Company and its Subsidiaries has timely filed, or has had filed on its behalf in a timely manner (within any applicable extension periods), with the appropriate taxing authority all Tax Returns with respect to Taxes of the Company and its Subsidiaries;

          (ii) All Taxes due and payable with respect to the Company and its Subsidiaries have been paid in full or have been adequately provided for in the Company SEC Documents in accordance with GAAP;

          (iii) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries;

          (iv) None of the Tax Returns of or with respect to the Company or any of its Subsidiaries is currently being audited or examined by any taxing authority and there is no action, suit, proceeding, audit or claim now pending (or, to the knowledge of the Company, proposed) against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination;

          (v) No deficiency for any Taxes has been assessed with respect to the Company or any of its Subsidiaries that has not been abated or paid in full;

          (vi) There are no Liens for Taxes upon any property or asset of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due or with respect to matters being contested by the Company or a Subsidiary in good faith and for which adequate reserves are reflected in the Company SEC Documents;

          (vii) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company is the common parent; and

          (viii) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned subsidiary of the Company.

     For purposes of this Agreement, (i) "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by the Company or any of its Subsidiaries, payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority, and (ii) "Tax Return" means all returns, declarations, reports, estimates, information returns and statements required to be filed by or with respect to the Company or any of its Subsidiaries in respect of any Taxes.

     (s)  Employee Benefit Matters.

          (i) Schedule 3.1(s) of the Company Disclosure Schedule lists each of the following which is sponsored, maintained or contributed to by the Company or a Subsidiary, or with respect to which the Company or any Subsidiary may have any liability, for the benefit of the employees of the Company or a Subsidiary, former employees of the Company or a Subsidiary, directors of the Company or a Subsidiary, former directors of the Company or a Subsidiary or any agents, consultants or similar representatives providing services to or for the Company or a Subsidiary, whether or not terminated prior to the Closing Date:

                (A) each "employee benefit plan," as such term is defined in
          Section 3(3) of ERISA ("Plan"); and

                (B) each personnel policy, stock option plan, stock purchase plan, stock appreciation rights plan, phantom stock plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, change in control agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.1(s)(i)(A) ("Benefit Arrangement").

          (ii) The Company has made available and will furnish to WIC true, correct and complete copies of: (A) each of the Plans, related trusts, insurance or group annuity contracts and each other funding or financing arrangement relating to any Plan, including all amendments thereto; (B) with respect to each Plan required to file such report or furnish such description, the most recent Form 5500 and summary plan description; (C) all Benefit Arrangements (or descriptions thereof) (other than any consulting Contracts that are terminable without liability or penalty on 30 days or less notice); (D) the most recent actuarial valuation report for each Plan subject to Title IV of ERISA; and (E) the most recent determination letter from the IRS for each of the Plans intended to be qualified under Section 401 of the Code, and any outstanding determination letter application for such Plans.

          (iii) Except as set forth in Schedule 3.1(s) of the Company Disclosure Schedule and except for matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect:

                (A) The Company and the Subsidiaries have substantially performed all obligations, whether arising by operation of Law or by contract, required to be performed by them in connection with the Plans and the Benefit Arrangements, and to the knowledge of the Company and the Subsidiaries there have been no defaults or violations by any other party to the Plans or Benefit Arrangements;

                (B) All reports and disclosures relating to the Plans required to be filed with or furnished to Governmental Entities, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable Law in a timely manner, and each Plan and Benefit Arrangement has been administered in substantial compliance with its governing documents;

               (C) Each of the Plans intended to be qualified under Section 401 of the Code satisfies the requirements of such Section and has received a favorable determination letter from the IRS regarding such qualified status and has not, since receipt of the most recent favorable determination letter, been amended or, to the knowledge of the Company or any Subsidiary, operated in a way which would adversely affect such qualified status;

               (D) Each Plan and Benefit Arrangement has been administered in material compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable Laws and the terms of all applicable collective bargaining agreements;

               (E) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company or any Subsidiary, threatened against (or any basis therefor), or with respect to, any of the Plans or Benefit Arrangements or their assets;

               (F) All contributions required to be made by the Company or a Subsidiary to the Plans pursuant to their terms and provisions have been made timely;

               (G) No Plan is subject to Title IV of ERISA or is a multiemployer plan, as defined in Section 4001(a)(3) of ERISA;

               (H) As to any Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of the Plan within the meaning of Section 411(d)(3) of the Code;

               (I) No act, omission or transaction has occurred which would result (directly or indirectly through any indemnification agreement) in imposition on the Company or any Subsidiary of (1) breach of fiduciary duty liability damages under Section 409 of ERISA, (2) a civil penalty assessed pursuant to subsections (c), (i) or (l) of
          Section 502 of ERISA or (3) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

               (J) To the knowledge of the Company and the Subsidiaries, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans before the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation;

                (K) Each trust funding a Plan, which trust is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of such Section and has received a favorable exemption letter from the IRS regarding such exempt status and has not, since receipt of the most recent favorable exemption letter, been amended or operated in a way which would materially adversely affect such exempt status;

                (L) Each Plan that is subject to Section 414(l) of the Code is a separate plan (within the meaning of Section 414(l) of the Code) of the Company or a Subsidiary; and

                (M) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (1) require the Company or a Subsidiary to make a larger contribution to, or pay greater benefits under, any Plan or Benefit Arrangement than would otherwise be required or (2) create or give rise to any additional vested rights or service credits under any Plan or Benefit Arrangement.

          (iv) Except as set forth in Schedule 3.1(s) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to any agreement, nor has it established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any Person performing services for the Company or any Subsidiary upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

          (v) Except as set forth in Schedule 3.1(s) of the Company Disclosure Schedule, no payments have been or are expected to be made under the Plans and Benefit Arrangements which, in the aggregate, would result in all or part of such payments not being deductible by the payor under Section 280G or 162(m) of the Code.

          (vi) Except as set forth in Schedule 3.1(s) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is a party to or bound by any severance agreement involving $50,000 or more with respect to any one Person.

          (vii) Except as set forth in Schedule 3.1(s) of the Company Disclosure Schedule, (1) no Plan or Benefit Arrangement provides retiree medical or retiree life insurance benefits to any Person and neither the Company nor any Subsidiary is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code and (2) each Plan and Benefit Arrangement may be unilaterally terminated at any time by the Company or a Subsidiary without material liability, other than liability for benefits already accrued as of the date of such termination.

          (viii) Except as set forth in Schedule 3.1(s) of the Company Disclosure Schedule, no Plan or Benefit Arrangement provides that payments pursuant to such Plan or Benefit Arrangement may be made in securities of the Company or a Subsidiary, nor does any trust maintained pursuant to any Plan or Benefit Arrangement hold any securities of the Company or a Subsidiary.

     (t) Employees. Schedule 3.1(t) of the Company Disclosure Schedule sets forth by number and employment classification the approximate numbers of employees employed by the Company and its Subsidiaries as of the date of this Agreement. None of said employees is subject to union or collective bargaining agreements with the Company or a Subsidiary. Except as set forth in Schedule 3.1(t) of the Company Disclosure Schedule, the Company and its Subsidiaries have not at any time on or after January 1, 1998 had or, to the knowledge of the Company, been threatened with any work stoppages or other labor disputes or controversies with respect to its employees.

     (u) Labor Matters. Except as set forth in Schedule 3.1(u) of the Company Disclosure Schedule or disclosed in the Company SEC Documents:

          (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

          (ii) There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, that, individually or in the aggregate, has or could reasonably be expected to (A) have a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

          (iii) There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company, threatened, that, individually or in the aggregate, has or could reasonably be expected to (A) have a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

          (iv) There is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries that, individually or in the aggregate, has or could reasonably be expected to (A) have a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

          (v) The Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that, individually or in the aggregate, has not and could not reasonably be expected to (A) have a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents; and

          (vi) There is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company, threatened, in respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries pursuant to the Certificate of Incorporation or Bylaws of the Company or any provision of the comparable charter or organizational documents of any of its Subsidiaries, as provided in any indemnification agreement to which the Company or any Subsidiary is a party or pursuant to applicable Law that, individually or in the aggregate, has or could reasonably be expected to
     (A) have a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

     (v) Intangible Property. The Company and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, trade secrets, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of the Company and its Subsidiaries as such businesses have been conducted during the three-year period prior to the date hereof (collectively, the "Intangible Property"), except where the failure to possess or have adequate rights to use such properties, individually or in the aggregate, has not and could not reasonably be expected to (i) have a Material Adverse Effect, (ii) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents. All of the Intangible Property is owned or licensed by the Company or its Subsidiaries free and clear of any and all Liens, except those that, individually or in the aggregate, have not and could not reasonably be expected to (i) have a Material Adverse Effect, (ii) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents, and neither the Company nor any such Subsidiary has forfeited or otherwise relinquished any Intangible Property which forfeiture, individually or in the aggregate, has had or could reasonably be expected to have any effect referred to in clause (i), (ii) or (iii) above. To the knowledge of the Company, the use of the Intangible Property by the Company or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including any intellectual property right, trademark, trade name, patent, trade secret, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other Person. Neither the Company nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of the Intangible Property is invalid or conflicts with the asserted rights of any other Person or has been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, individually or in the aggregate, has not and could not reasonably be expected to (i) have a Material Adverse Effect, (ii) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

     (w)  Environmental Matters.   For purposes of this Agreement:

               (A) "Environmental Laws" means all federal, state and local laws (including common laws), rules, regulations, ordinances, orders and decrees of any Governmental Entity, whether now in existence or hereafter enacted and in effect at the time of Closing, relating to pollution or the protection of health, safety, ecology or the environment of any jurisdiction in which the Company or any of its Subsidiaries owns or operates assets or conducts business or owned or operated assets or conducted business (whether or not through a predecessor entity) (including ambient air, surface water, groundwater, land surface, subsurface strata, natural resources or wildlife), including but not limited to laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of solid waste or Hazardous Materials, and any similar laws, rules, regulations, ordinances, orders and decrees of any foreign jurisdiction in which the Company or any of its Subsidiaries owns or operates assets or conducts business;

               (B) "Hazardous Materials" means (x) any radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls or transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (y) any chemicals, materials or substances which are now defined as or included in the definition of "solid wastes," "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances" or "toxic pollutants," or words of similar import, under any Environmental Law and (z) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its Subsidiaries operates (for purposes of this Section 3.1(w)).

               (C) "Release" means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the Company or its Subsidiaries; and

               (D) "Remedial Action" means all actions, including any capital expenditures, required by a Governmental Entity or required under any Environmental Law, or voluntarily undertaken to (w) clean up, restore, remove, treat or in any other way ameliorate or address the presence or effect of any Hazardous Materials or other substance in the indoor or outdoor environment; (x) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare of the indoor or outdoor environment; (y) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (z) bring the Company or its Subsidiaries into compliance with any Environmental Law.

     Except as disclosed in the Company SEC Documents or set forth in Schedule 3.1(w) of the Company Disclosure Schedule:

          (i) The operations of the Company and its Subsidiaries have been conducted and are in compliance with all Environmental Laws, except where the failure to so comply, individually or in the aggregate, has not and could not reasonably be expected to (A) have a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

          (ii) The Company and its Subsidiaries have obtained all permits, licenses and registrations, or applications relating thereto, and have made all filings, reports and notices required under applicable Environmental Laws for the continued operations of their respective businesses, except such matters the lack or failure of which, individually or in the aggregate, has not and could not reasonably be expected to (A) have a Material Adverse

     Effect, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

          (iii) The Company and its Subsidiaries are not subject to any outstanding written orders issued by, or contracts with, any Governmental Entity or other Person respecting (A) Environmental Laws, (B) Remedial Action, (C) any Release or threatened Release of a Hazardous Material or petroleum or petroleum products or (D) an assumption of responsibility for environmental liabilities of another Person, except such orders or contracts the compliance with which, individually or in the aggregate, has not and could not reasonably be expected to (x) have a Material Adverse Effect, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

          (iv) The Company and its Subsidiaries have not received any written communication alleging, nor are aware of any facts that may reasonably indicate, a violation of or liability under any Environmental Law, which violation or liability, individually or in the aggregate, could or could reasonably be expected to (A) have a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

          (v) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has any contingent liability in connection with any existing Release of any Hazardous Material or petroleum or petroleum products into the indoor or outdoor environment (whether on-site or off-site) or employee or third party exposure to Hazardous Materials that, individually or in the aggregate, has or could reasonably be expected to
     (A) have a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents;

          (vi) The operations of the Company or its Subsidiaries involving the generation, transportation, treatment, storage, recycling, reclaiming or disposal of hazardous or solid waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any applicable state equivalent, are in compliance with applicable Environmental Laws, except where the failure to so comply, individually or in the aggregate, has not and could not reasonably be expected to (A) have a Material Adverse Effect, (B) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect, or (C) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents; and

          (vii) There is not now on or in any property of the Company or any Subsidiary or, to the knowledge of the Company, any property for which the Company or any Subsidiary is potentially liable, any of the following: (A) any underground storage tanks or surface impoundments or (B) any on-site disposal of Hazardous Material, any of which ((A) or (B) preceding), individually or in the aggregate, has or could reasonably be expected to
     (x) have a Material Adverse Effect, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

The effect of all material and immaterial inaccuracies in the underlying statements contained in the foregoing clauses (i) through (vii), if individually would not and would not reasonably be expected to (x) have a Material Adverse Effect, (y) impair the ability of the Company to perform its obligations under any of the Transaction Documents in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents, would not in the aggregate do so.

     (x) Insurance. The Company and its Subsidiaries maintain insurance in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Schedule 3.1(x) of the Company Disclosure Schedule sets forth a schedule of the Company's and each of its Subsidiaries' directors' and officers' liability insurance.

     (y) No Brokers or Finders. Schedule 3.1(y) of the Company Disclosure Schedule sets forth any engagement letter or similar arrangement with any agent, broker, finder or investment or commercial banker that is applicable to the transactions contemplated by this Agreement. Except as set forth in Schedule 3.1(y) of the Company Disclosure Schedule, no agent, broker, finder, investment or commercial banker or other Person engaged by or acting on behalf of the Company in connection with the negotiation, execution or performance of this Agreement is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement.

     (z) Oil and Gas Operations. In those instances in which the Company or a Subsidiary serves as operator of a well that is currently a producing well or undergoing drilling operations, it has drilled and completed (if applicable) such well, and operated and produced such well, in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and all applicable Laws, except where any failure or violation could not reasonably be expected to have a Material Adverse Effect. All proceeds from the sale of oil, gas and other hydrocarbons produced by the Company or a Subsidiary are being received by the Company or such Subsidiary in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $500,000 and held in suspense in the ordinary course of business).

     (aa) Marketing of Production. Except for Contracts included as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 or Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, respectively, or in Schedule 3.1(p) of the Company Disclosure Schedule (with respect to all of which Contracts the Company represents that, to the knowledge of the Company, it or its Subsidiaries are receiving a price for all production sold thereunder which is computed in accordance with the terms of the relevant Contract), there exist no Material Contracts for the sale of the Company's or any Subsidiary's production from the leasehold and other interests in the Oil and Gas Properties other than (i) Contracts pertaining to the sale of production at a price equal to or greater than a price that is the market price from time to time existing in the areas where the Oil and Gas Properties subject to such agreement or arrangement are located and (ii) Contracts that are cancelable on 30 days notice or less without penalty or detriment.

     (bb) Prepayments. Except as set forth in Schedule 3.1(bb) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is obligated, by virtue of a prepayment arrangement, make-up right under a production sales Contract containing a "take or pay" or similar provision, production payment or any other arrangement, to deliver hydrocarbons, or proceeds from the sale thereof, attributable to any of the Oil and Gas Properties at some future time without then or thereafter being entitled to receive payment of the contract price therefor. The representations and warranties contained in this Section 3.1(bb) are not meant to apply to matters relating to gas imbalances, which are exclusively covered in Section 3.1(cc).

     (cc) Gas Imbalances. Schedule 3.1(cc) of the Company Disclosure Schedule sets forth, as of December 31, 1998, each gas imbalance and the aggregate, net gas imbalance position of the Company and its Subsidiaries. Except as disclosed in the Company SEC Documents or as set forth in Schedule 3.1(cc) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has (i) any obligation to deliver gas from the Oil and Gas Properties (or cash in lieu thereof) to other owners of interests in those properties as a result of past production by the Company, any Subsidiary or any of their predecessors in excess of the share to which they were entitled nor (ii) any right to receive deliveries of gas from the Oil and Gas Properties (or cash in lieu there) from other owners of interests in those properties as a result of past production by the Company, any Subsidiary or any of their predecessors of less than the share to which they were entitled, in either case where the amount of any such gas imbalance would exceed $100,000. Any change in the aggregate, net gas imbalance position of the Company and its Subsidiaries as of December 31, 1999 from such position as of December 31, 1998 will not have a Material Adverse Effect.

     (dd) Customers and Suppliers. None of the current customers or suppliers of the Company or its Subsidiaries has refused, or communicated in writing to the Company or any Subsidiary that it will or may refuse, to purchase or supply products or services from or to the Company or its Subsidiaries or has communicated in writing to the Company or any Subsidiary that it will or may substantially reduce the amount of production, goods or services that it is willing to purchase from or supply to the Company or its Subsidiaries, where any such refusal or reduction would have a Material Adverse Effect.

     (ee) Reserve Reports. The Company acknowledges and agrees that WIC has been provided with true and complete copies of the Reserve Reports.

     (ff) Nonconsent Operations. Except as set forth in Schedule 3.1(ff) of the Company Disclosure Schedule, there are no operations on the Oil and Gas Properties in which the Company or any Subsidiary has elected not to participate.

     (gg) Year 2000 Problem. The Company and its Subsidiaries have reviewed the areas within their business and operations (including computer software and hardware) which could be adversely affected by, and have developed or are developing programs to address on a timely basis, any "Year 2000 Problem" (that is, the risk that computer hardware or software used by the Company and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any dates after December 31,
1999). Based on such review and programs, the Company reasonably believes that any such "Year 2000 Problem" substantially caused by its business or operations will not, individually or in the aggregate, have, and no such problem or problems has had, a Material Adverse Effect.

     (hh) NYSE. The Company has not received any notification from the NYSE that it fails to meet the NYSE's minimum listing requirements for continued listing, nor does the Company have knowledge of any basis for such a notification.

     (ii) Hedging. Except as set forth in Schedule 3.1(ii) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other similar contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including hydrocarbons, or securities (each such contract herein called a "Hedge" and such activities herein called "Hedging").

     (jj) Agreement and Irrevocable Proxy. The Company has obtained from each of its directors and executive officers and delivered to WIC an Agreement and Irrevocable Proxy.

     (kk) Supplemental Information Regarding the HSR Act. Except for certain assets of the Company or its Subsidiaries that neither the aggregate fair market value nor the aggregate book value of which exceed $15,000,000 in the aggregate, all assets of the Company and its Subsidiaries consist of "reserves of oil, natural gas, shale or tar sands, or rights to reserves of oil, natural gas, shale or tar sands, together with associated exploration or production assets" within the meaning of 16 C.F.R. (S) 802.3.

      Section 3.2 Representations and Warranties of WIC and Purchaser. Each of WIC and Purchaser represents and warrants to the Company (but only as to itself and not as to any other party) as follows:

     (a) Organization, Standing and Power. WIC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to carry on its business as now being conducted. Purchaser is a corporation, partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the state of its formation, and has the requisite corporate, partnership or limited liability company power and authority to carry on its business as now being conducted.

     (b)  Authority; No Violations; Approvals.

          (i) Each of WIC and Purchaser has approved the Transaction Documents to which it is a party and the transactions contemplated thereby. WIC has all requisite limited liability company power and authority, and Purchaser has all requisite corporate, partnership or limited liability company, as the case may be, power and authority, to enter into the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company action on the part of WIC and all necessary corporate, partnership or limited liability company, as the case may be, action on the part of Purchaser. This Agreement has been, and at the Closing and at any Option Closings, as applicable, the other Transaction Documents to which it is a party will be, duly executed and delivered by WIC and Purchaser and, assuming this Agreement and the other Transaction Documents constitute the valid, binding and enforceable obligations of the Company, constitute valid and binding obligations of WIC and Purchaser enforceable in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (ii) The execution and delivery of this Agreement and the other Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase or "put" right under, or result in the creation of any Lien upon any of the properties or assets of WIC or Purchaser under, any provision of (A) the organizational documents of WIC or Purchaser, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement to which WIC or Purchaser is a party or is otherwise bound or any existing Approval applicable to WIC or Purchaser or (C) assuming the Approvals referred to in
     Section 3.2(b)(iii) are duly and timely obtained or made, any Law applicable to WIC or Purchaser or any of their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights, losses, Liens or Laws that, individually or in the aggregate, have not and could not reasonably be expected to (x) have a material adverse effect on WIC or Purchaser, (y) impair the ability of WIC or Purchaser to perform its obligations under any of the Transaction Documents in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

          (iii) No Approval of or from any Governmental Entity is required by or with respect to WIC or Purchaser in connection with the execution and delivery of this Agreement or any other Transaction Document by WIC or Purchaser or the consummation by WIC or Purchaser of the transactions contemplated hereby or thereby, except for: (A) the filing of a notification report by WIC and Purchaser under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; and (B) any such Approvals the failure of which to be made or obtained has not and could not reasonably be expected to (1) impair the ability of WIC or Purchaser to perform its obligations under any of the Transaction Documents in any material respect or (2) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

     (c) Information Supplied.   None of the information furnished by WIC or
Purchaser in writing for inclusion in the Proxy Statement and which is so included in the Proxy Statement will, at the date mailed to stockholders of the Company or at the time of the Stockholders' Meeting or as of the Closing, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not false or misleading.

     (d) Litigation. There is no claim, action, suit, inquiry or judicial or administrative proceeding pending or, to the knowledge of WIC or Purchaser, threatened against WIC or Purchaser that could reasonably be expected to (i) impair the ability of WIC or Purchaser to perform its obligations under any of the Transaction Documents in any material respect or (ii) delay in any material respect or prevent the consummation of any of the transactions contemplated by any of the Transaction Documents.

     (e) Investment Intent. The Preferred Shares, the Warrants and the Underlying Common Shares to be acquired by WIC or Purchaser are being acquired for its own account for investment and with no intention of distributing or reselling such Preferred Shares, Warrants or Underlying Common Shares or any part thereof or interest therein in any transaction which would be in violation of any applicable Laws.

     (f) WIC and Purchaser Status. WIC and Purchaser represent and warrant to and covenant and agree with the Company that (i) at the time WIC and Purchaser were offered the Preferred Shares and the Warrants, each of them was, (ii) at the date of execution of this Agreement, WIC is and (iii) at the Closing Date and at any Option Closing Dates, as applicable, each of them will be, an accredited investor as defined in Rule 501(a) under the Securities Act.

     (g) No Brokers or Finders. No agent, broker, finder, investment or commercial banker or other Person engaged by or acting on behalf of WIC, Purchaser or their Affiliates in connection with the negotiation, execution or performance of this Agreement is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement, other than any such fees or commissions as to which WIC and Purchaser shall have full responsibility.

     (h) Access to Information. WIC and Purchaser represent and acknowledge that they (i) have had access to and the opportunity to review the Company's properties, assets, financial statements, contracts and other books and records and have made such investigation with respect thereto as they deem necessary to enter into the transactions contemplated hereby, (ii) have been afforded the opportunity to ask appropriate representatives of the Company questions concerning the business, assets, financial condition and prospects of the Company and (iii) have been solely responsible for their own due diligence investigation of the Company and its business, for their own analysis of the merits and risks of an investment in the Preferred Shares, the Warrants and the Underlying Common Shares, and for their own analysis of the terms of an investment in the Preferred Shares, the Warrants and the Underlying Common Shares. Nothing contained in this Section 3.2(h) shall in any way limit the representations and warranties of the Company set forth in this Agreement or the rights of WIC and Purchaser with respect to any breach of such representations and warranties.

     (i) No Other Shares. Except for such rights as are conferred on WIC and Purchaser by the Transaction Documents, neither WIC, Purchaser nor any of their Affiliates beneficially owns, directly or indirectly, any shares of capital stock of the Company.

                                  ARTICLE IV
                                   COVENANTS

     Section 4.1  Stockholder Approval; Proxy Statement.

     (a) The Company shall take all actions necessary in accordance with the Certificate of Incorporation, the Bylaws, the rules of the NYSE and other applicable Law to call a meeting of its stockholders (the "Stockholders' Meeting") to be held as promptly as practicable after the date hereof for the purpose of approving the Preferred Share Issuance, the Warrant Issuance and the Restated Certificate. The Company, WIC and Purchaser shall consult and cooperate with each other in connection with the Stockholders' Meeting. Subject to the provisions of Section 4.1(b), the Company shall cause the Board (i) not to withdraw, modify or change its recommendation that the Company's stockholders approve the Preferred Share Issuance, the Warrant Issuance and the

Restated Certificate and (ii) to continue to recommend to the stockholders of the Company the approval of such matters. As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement with respect to the approval by the Company's stockholders of the Preferred Share Issuance, the Warrant Issuance and the Restated Certificate, which Proxy Statement shall contain the Board's recommendation that the Company's stockholders approve the Preferred Share Issuance, the Warrant Issuance and the Restated Certificate. As promptly as practicable after the clearance of the Proxy Statement by the SEC (but not earlier than the Financing Commitment Date, unless WIC and Purchaser have previously delivered to the Company the Commitment Letter), the Company shall mail the Proxy Statement to its stockholders of record at least 20 calendar days prior to the Stockholders' Meeting and shall from and after such mailing, unless the Board has taken the action permitted to be taken by it pursuant to the provisions of Section 4.1(b), use its reasonable best efforts to solicit and obtain the Requisite Votes of the stockholders of the Company with respect to approval of the Preferred Share Issuance, the Warrant Issuance and the Restated Certificate. The Company, WIC and Purchaser shall cooperate with each other in preparing the Proxy Statement, and the Company, WIC and Purchaser shall each use its reasonable best efforts to obtain and furnish as promptly as reasonably practicable the information required to be included in the Proxy Statement. The Company, WIC and Purchaser each agrees promptly to correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated promptly to its stockholders, in each case as and to the extent required by applicable Law.

     (b) Notwithstanding anything contained in this Agreement to the contrary, the Board may at any time prior to the Closing withdraw, modify or change any recommendation and declaration regarding the Transaction Documents and the transactions contemplated thereby, or approve, recommend or declare advisable any Alternative Transaction Proposal, if and only if, after receipt of a Superior Proposal, in the good faith opinion of the Board, after consultation with its outside legal counsel, the failure to so withdraw, modify or change its recommendation and declaration or the failure to so approve, recommend or declare advisable any Alternative Transaction Proposal will be inconsistent with the Board's fiduciary obligations under applicable Law.

      Section 4.2 NYSE Listing. The Company shall submit a listing application to the NYSE with respect to the Underlying Common Shares as promptly as practicable after the date hereof, and WIC and Purchaser shall be entitled to review and comment on such listing application and the submission of any other materials to the NYSE in connection with the listing of the Underlying Common Shares. The Company shall use its reasonable best efforts to cause the Underlying Common Shares to be approved for listing on the NYSE, subject to official notice of issuance.

      Section 4.3 Affirmative Covenants of the Company. The Company hereby covenants and agrees that, until the earlier of the Closing or the termination of this Agreement, except as set forth in Schedule 4.3 of the Company Disclosure Schedule, or unless otherwise expressly contemplated by the Transaction Documents or consented to in writing by WIC and Purchaser (such consent not to be unreasonably withheld), the Company will and will cause each of its Subsidiaries to:

     (a) operate its business in the usual and ordinary course consistent with past practice;

     (b) use all reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships with its respective customers and suppliers;

     (c) use all reasonable efforts to maintain and keep its properties and assets in as good a repair and condition as at present, ordinary wear and tear excepted, and use commercially reasonable efforts to maintain supplies and inventories in quantities consistent with its customary business practices;

     (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained;

     (e) consult and cooperate with WIC in an effort to develop a mutually acceptable Hedging strategy for the Company effective upon the Closing; and

     (f) consult with WIC with respect to the advisability of amending or replacing the Credit Facility and cooperate in all reasonable respects with WIC in connection with any discussions between WIC and existing and potential lenders with respect thereto.

     Section 4.4 Negative Covenants of the Company. Except as expressly contemplated by the Transaction Documents or otherwise consented to in writing by WIC and Purchaser (such consent not to be unreasonably withheld) or as set forth in Schedule 4.4 of the Company Disclosure Schedule, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement, the Company shall not do, and shall not permit any of its Subsidiaries to do, any of the following:

     (a) acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets of any other Person (other than the purchase of assets in the ordinary course of business and consistent with past practice);

     (b) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of any of its assets, except for pledges or dispositions of assets in the ordinary course of business and consistent with past practice;

     (c) adopt or propose to adopt any amendments to the Company's Certificate of Incorporation or Bylaws; reclassify any shares of the Company's capital stock; adopt resolutions authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary; or make any other material changes in the Company's capital structure;

     (d) (i) change in any material respect any method of accounting or accounting practice, (ii make or rescind any express or deemed election relating to Taxes, settle or compromise any Litigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal or other income Tax purposes from those employed in the preparation of the federal or other income Tax Returns or other Tax Returns for the taxable year ended December 31, 1998, except, in the case of either clause (i) or clause
(ii), as may be required by Law or GAAP or (iii) file any material amended Tax Return;

     (e) incur any Debt, whether or not evidenced by a note, bond, debenture or similar instrument or under any financing lease, whether pursuant to a sale-and-leaseback transaction or otherwise, other than (i) Hedging in the ordinary course and consistent with past practice, (ii) other Debt (which may include obligations under letters of credit or similar facilities obtained by the Company to secure its Hedging activities) not to exceed $2,000,000 in the aggregate at any time outstanding and (iii) other obligations and liabilities incurred in the ordinary course and consistent with past practice;

     (f) make any loans or advances to any Person, other than (i) advances to employees in the ordinary and usual course of business not to exceed $10,000 in the aggregate at any time outstanding and (ii) transactions among or between the Company and its Subsidiaries with respect to cash management conducted in the ordinary and usual course of the Company's business;

     (g) declare or pay any dividend or make any other distribution with respect to its capital stock, other than dividends paid by any Subsidiary to the Company or another Subsidiary in the ordinary and usual course of the Company's or such Subsidiary's business;

     (h) issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any of its capital stock or other securities except (i) pursuant to the Company Options, (ii) for awards granted automatically under or granted pursuant to elections made by participants under the Stock Plans after the date hereof or
(iii) pursuant to the awards described in clause (ii); or purchase or otherwise acquire any of its capital stock, employee or director stock options, warrants or other equity securities or debt securities;

     (i) enter into, adopt or (except as may be required by Law) amend or terminate any collective bargaining agreement, Plan or Benefit Arrangement; approve or implement any employment severance arrangements (provided that this covenant shall not prohibit payments made in accordance with the Company's or a Subsidiary's severance policy as in effect on the date hereof and set forth on
Schedule 3.1(s) of the Company Disclosure Schedule), authorize, enter into or amend any employment, severance, consulting services or other agreement with any officers or executive management personnel; or change the compensation or benefits provided to any director, officer or (except in the ordinary and usual course of business) employee as of the date hereof;

     (j) materially amend, terminate or fail to use all commercially reasonable efforts to renew any Material Contract (provided that the Company or its Subsidiaries shall not be required to renew any Material Contract on terms that are less favorable to the Company or its Subsidiaries), or default in any material respect (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a material default) under any Material Contract;

     (k) waive any material right relating to the Oil and Gas Properties that would not be waived by a reasonably prudent operator;

     (l) release or abandon any of the Oil and Gas Properties, except in the ordinary course of business;

     (m) convey, farmout or otherwise dispose of any interest in the Oil and Gas Properties or any part thereof, except in the ordinary course of business;

     (n) with respect to the period commencing on the date hereof and ending on December 31, 1999 and with respect to each three-month period thereafter, engage in any material operations, or series of related operations, on any Oil and Gas Properties that the Company or a Subsidiary has not previously committed to and that may be expected to cost the Company or a Subsidiary during such period in excess of $5,000,000 in the aggregate (except for emergency operations, in which case the Company will promptly notify WIC of such operations), except in the ordinary course of business;

     (o) enter into any Hedge, except in the ordinary course of business and consistent with past practice;

     (p) except in the ordinary course of business and consistent with past practice, enter into, assign, terminate or amend, in any material respect, any Material Contract or any other contract or agreement by which the Oil and Gas Properties are bound; or

     (q) agree in writing or otherwise to do any of the foregoing.

     Section 4.5  Reasonable Best Efforts; Financing.

     (a) The Company, WIC and Purchaser each agree to cooperate and use their reasonable best efforts to obtain (and will promptly prepare all registrations, filings and applications, requests and notices preliminary to) all Approvals that may be necessary or reasonably requested by the Company, WIC or Purchaser to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

     (b) WIC and Purchaser shall use their reasonable best efforts (i) to obtain for Purchaser debt or equity financing or other funds in an aggregate amount sufficient to consummate the purchase of the Preferred Shares in accordance with
Section 2.1 (the "Financing") and (ii) in connection therewith, to deliver to the Company by the Financing Commitment Date a commitment letter (the "Commitment Letter") from WIC and Purchaser pursuant to which WIC and Purchaser represent and warrant to the Company that they have obtained the Financing or have received conditional assurances from other parties regarding the Financing, and that based upon such assurances they believe in good faith that they will be able to deliver the Financing by the Closing Date. Such representations and warranties shall be deemed to be representations and warranties made by WIC and Purchaser (including any Persons that have or thereafter become permitted assignees under Section 9.12) under Section 3.2. For purposes of this Agreement, the "Financing Commitment Date" means the later of (i) the 75th day following the date of this Agreement and (ii) the date the Proxy Statement has been cleared by the SEC for delivery to the Company's stockholders (either by written or oral notification to such effect delivered to the Company or its representative or as a result of the passage of time following the filing of preliminary proxy materials in accordance with the SEC's proxy rules) (it being understood and agreed that such clearance shall be deemed to have been obtained for purposes of this definition if all comments (if any) of the SEC regarding the Proxy Statement have been resolved and all disclosures therein finalized other than those relating to the status of the Financing, the identity of Purchaser and the time of the Stockholders' Meeting); provided, however, that the provisions of clause (ii) of this sentence shall operate to extend the Financing Commitment Date beyond the 75th day following the date of this Agreement only if and for so long as WIC and Purchaser remain in compliance with their covenants under Sections 4.1(a) and 4.5(a).

     Section 4.6 Other Transaction Documents. At (and subject to the occurrence of) the Closing, (a) the Company, WIC and Purchaser shall enter into the Stockholder Agreement, (b) the Company and WIC shall enter into the Management Agreement and the Warrant Agreement and (c) the Company shall file the Restated Certificate, the Certificate of Designation and the Certificate of Cancellation with the Secretary of State of Delaware in accordance with Section 103 of the Delaware General Corporation Law. The Company shall cooperate with WIC to replace the Bylaws of the Company with new bylaws of the Company effective as of the Closing. Such new bylaws shall be consistent with the provisions of the Management Agreement and the Stockholder Agreement and otherwise be mutually satisfactory to the Company and WIC (the "Restated Bylaws").

     Section 4.7 HSR Act Notification. Each of WIC and the Company contemplates that, assuming the accuracy of the representation and warranty contained in Section 3.1(kk), no filing under the HSR Act will be required in connection with the transactions contemplated hereby. If at any time prior to the Closing, however, any facts come to the attention of WIC or the Company that cause it to reasonably believe that such representation and warranty is inaccurate, WIC and the Company shall immediately cooperate to determine whether such a filing under the HSR Act will in fact be required. If WIC and the Company cannot agree that such a filing will not be required, then each of the parties hereto shall as promptly as practicable (a) file or cause to be filed with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such party under the HSR Act concerning the transactions contemplated hereby and (b) comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each party hereto agrees to request, and to cooperate with the other party or parties in requesting, early termination of any applicable waiting period under the HSR Act. All filing fees required under the HSR Act shall be the responsibility of, and shall be paid by, the Company.

      Section 4.8 Notification of Certain Matters. The Company shall give prompt notice to WIC and Purchaser, and WIC and Purchaser shall give prompt notice to the Company, of (a) the occurrence, or failure to occur, of any event that causes any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Closing Date and (b) any failure of such party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement.

     Section 4.9  No Solicitation by Company.

     (a) The Company agrees that (i) neither it nor any of its Subsidiaries shall, and it shall not knowingly permit any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (collectively, "Company Agents") to, solicit, initiate or knowingly encourage (including by way of furnishing material non-public information) any inquiry, proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to an Alternative Transaction (any such inquiry, proposal or offer herein called an "Alternative Transaction Proposal") or participate or engage in any discussions or negotiations concerning an Alternative Transaction Proposal; and (ii) it will immediately cease and cause to be terminated any existing negotiations with any third parties conducted heretofore with respect to any of the foregoing and shall advise its Company Agents to immediately cease all such activities; provided, however, that nothing contained in this Agreement shall prevent the Company or the Board from (A) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Alternative Transaction Proposal, or
(B) providing information to, or participating or engaging in any discussions or negotiations with, any Person (or group of Persons) who has made an unsolicited Alternative Transaction Proposal with respect to a potential Alternative Transaction if and only to the extent that (i) the Board determines in good faith (after consultation with its legal and financial advisors) that such Alternative Transaction Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the Alternative Transaction Proposal and the Person making the Alternative Transaction Proposal, and would, if consummated, result in a transaction more favorable to the Company's stockholders than the transactions contemplated by the Transaction Documents (a "Superior Proposal"), (ii) the Board determines in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with its fiduciary obligations under applicable Law, (iii) prior to providing any information or data to any Person in connection with a Superior Proposal by any such Person, the Board receives from such Person an executed confidentiality agreement that is in reasonably customary form and consistent with the Company's obligations hereunder, and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, the Board notifies WIC and Purchaser promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company, any of its Subsidiaries or any of their Company Agents indicating, in connection with such notice, the identity of such Person and the material terms and conditions of any proposals or offers.

     (b) The Company shall promptly notify WIC and Purchaser of the receipt of any Alternative Transaction Proposal, including the identity of the Person making such inquiry, proposal or offer, and the material terms and conditions of any such proposal, and shall keep WIC and Purchaser informed on a timely basis of any material changes with respect thereto.

     (c) Nothing in this Section 4.9 shall permit the Company to enter into any agreement with respect to an Alternative Transaction Proposal during the term of this Agreement, it being agreed that during the term of this Agreement, the Company shall not enter into any agreement with any Person that provides for, or in any way facilitates, an Alternative Transaction Proposal, other than a confidentiality agreement that is in reasonably customary form and consistent with the Company's obligations hereunder.

     (d) For purposes of this Agreement, "Alternative Transaction" means any of
(i) a transaction pursuant to which any Person or Persons other than WIC, Purchaser or their Affiliates (a "Third Party") acquires or would acquire more than 5% of the outstanding shares of any class of equity securities of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation or other business combination involving the Company pursuant to which any Third Party acquires more than 5% of the outstanding equity securities of the Company or the entity surviving such merger, consolidation or business combination, or (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of the Company and securities of the entity surviving any merger, consolidation or business combination including any of the Company's Subsidiaries) of the Company, or any of its Subsidiaries, having a fair market value (as determined by the Board in good faith) equal to more than 5% of the fair market value of all the assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction.

     Section 4.1  Access; Confidentiality.

     (a) At all times during normal business hours from and after the date hereof until the earlier of the Closing or the termination of this Agreement, the Company shall afford WIC and Purchaser and their authorized representatives reasonable access to the properties, employees and officers of the Company and to all books and records of every kind of the Company as WIC or Purchaser may reasonably request.

     (b) WIC, Purchaser and their Affiliates shall, and shall cause their representatives to, hold confidential all information relating to the Company or its Subsidiaries that they have received prior to the date hereof or may receive on or after the date hereof from the Company or any of its representatives; provided, however, that the foregoing shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by WIC, Purchaser or any of their Affiliates or representatives in violation of this Section 4.10(b), (ii) information that is or becomes available to WIC or Purchaser or any of their representatives on a nonconfidential basis from a source other than the Company or its Affiliates or representatives, provided that such source is not known by WIC or Purchaser to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or any other party, or (iii) information that is required to be disclosed by WIC or Purchaser or any of their representatives as a result of any applicable Law; provided further, however, that in the event information is required to be disclosed pursuant to clause (iii) above, the Person proposing such disclosure shall provide to the Company to the extent practicable an opportunity, reasonably in advance of any such disclosure, to review and comment on the form and content of such proposed disclosure.

      Section 4.11 Transfer Restrictions. If WIC or Purchaser should decide to dispose of any of the Preferred Shares, the Warrants or the Underlying Common Shares, WIC and Purchaser understand and agree that they may do so only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. In connection with any offer, resale, pledge or other transfer (individually and collectively, a "Transfer") of any of the Preferred Shares, the Warrants or the Underlying Common Shares other than pursuant to an effective registration statement, the Company may require that the transferor of such Preferred Shares, Warrants or Underlying Common Shares provide to the Company an opinion of counsel, which opinion shall be reasonably satisfactory in form and substance to the Company, to the effect that such Transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any state or foreign securities Laws. WIC and Purchaser agree to the imprinting, so long as appropriate, of substantially the following legend on certificates representing the Preferred Shares, the Warrants and the Underlying Common Shares:

     THE SECURITIES (THE "SECURITIES") EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES THAT IT WILL NOT OFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER (INDIVIDUALLY AND COLLECTIVELY, A "TRANSFER") THE SECURITIES EVIDENCED HEREBY, EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (B) PURSUANT TO AN

     EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT SUCH AS THE EXEMPTION SET FORTH IN RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE). IF THE PROPOSED TRANSFER IS TO BE MADE OTHER THAN PURSUANT TO CLAUSE (A) ABOVE, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AND THE TRANSFER AGENT SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR ANY STATE OR FOREIGN SECURITIES LAW.

     The legend set forth above may be removed if and when the Preferred Shares or the Underlying Common Shares, as the case may be, represented by such certificate are disposed of pursuant to an effective registration statement under the Securities Act or pursuant to the exemption from registration set forth in Rule 144 under the Securities Act. The certificates representing the Preferred Shares, the Warrants and the Underlying Common Shares shall also bear any additional legends required by applicable Laws or by the Stockholder Agreement or the Warrant Agreement. Any such legend may be removed when, in the opinion of counsel reasonably satisfactory to the Company, such legend is no longer required under the applicable requirements of such Laws or is no longer required under the applicable provisions of such agreements, as the case may be. WIC and Purchaser agree that, in connection with any Transfer of Preferred Shares or Underlying Common Shares by them pursuant to an effective registration statement under the Securities Act, WIC and Purchaser will comply with any applicable prospectus delivery requirements of the Securities Act. The Company makes no representation, warranty or agreement as to the availability of any exemption from registration under the Securities Act with respect to any resale of Preferred Shares, Warrants or Underlying Common Shares.

                                   ARTICLE V
                           CONDITIONS PRECEDENT TO
                                    CLOSING

     Section 5.1 Conditions Precedent to Each Party's Obligation. The respective obligations of the Company, WIC and Purchaser to effect the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. The stockholders of the Company shall have approved the Preferred Share Issuance, the Warrant Issuance and the Restated Certificate by the Requisite Votes at the Stockholders' Meeting.

     (b) Other Approvals. All Approvals of, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this

Agreement shall have been filed, occurred or been obtained, including the expiration or termination of any applicable waiting period under the HSR Act.

     (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

     (d) No Governmental Action. No action shall have been taken nor any statute, rule or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

     Section 5.2  Conditions Precedent to Obligations of WIC and Purchaser.
The obligations of WIC and Purchaser to effect the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following conditions unless waived, in whole or in part, by WIC and Purchaser.

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of the Company contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise expressly contemplated by this Agreement, and WIC and Purchaser shall have received a certificate to the foregoing effect signed on behalf of the Company by the chief executive officer or by the chief financial officer of the Company.

     (b) Performance of Obligations. The Company shall have performed in all material respects (provided that any covenant or agreement that is qualified by a materiality standard or Material Adverse Effect qualification shall not be further qualified hereby) all obligations required to be performed by it under this Agreement prior to the Closing, and WIC and Purchaser shall have received a certificate to such effect signed on behalf of the Company by the chief executive officer or by the chief financial officer of the Company.

     (c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

     (d) Consents Under Agreements. WIC and Purchaser shall have been furnished with evidence reasonably satisfactory to them of the consent or approval of each Person that is a party to a Material Contract and whose consent or approval is required in order to prevent the consummation of the transactions contemplated by this Agreement from causing or resulting in (i) a breach of such Material Contract or (ii) the creation in favor of such Person of a right to terminate such Material Contract, and such consent or approval shall be in form and substance reasonably satisfactory to WIC and Purchaser; provided that no such consent or approval shall be required with respect to any employment or consulting Contract identified on Schedule 3.1(s) of the Company Disclosure Schedule to which the provisions of clause (ii) above would otherwise apply.

     (e) Legal Opinion. WIC and Purchaser shall have received from Thompson & Knight L.L.P., corporate counsel to the Company and its Subsidiaries, an opinion dated the Closing Date, in substantially the form attached as Exhibit G hereto.
                                                              ---------

     (f) Charter and Bylaws; Certificate of Designation; Certificate of Cancellation. The Restated Certificate, the Certificate of Designation and the Certificate of Cancellation shall have been filed by the Company with the Secretary of State of Delaware in accordance with Section 103 of the Delaware General Corporation Law. The Board shall have approved and adopted the Restated Bylaws effective as of the Closing.

     (g) Board Composition. The Company shall have taken all action required to be taken by it under Section 2.1(a) and (b) of the Stockholder Agreement with respect to the composition of the Board and the Executive Committee of the Board immediately following the Closing.

     (h) Financing. The proceeds of the Financing necessary to consummate the purchase of the Preferred Shares hereunder shall have been received by Purchaser. The condition set forth in the immediately preceding sentence shall be deemed irrevocably satisfied upon delivery to the Company of the Commitment Letter.

     (i) NYSE Listing. The Underlying Common Shares shall have been approved for listing on the NYSE, subject to official notice of issuance.

     (j) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by the Company pursuant to Section 6.2(b) shall have been delivered.

      Section 5.3 Conditions Precedent to Obligation of Company. The obligation of the Company to effect the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company:

     (a) Representations and Warranties. The representations and warranties of WIC and Purchaser set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of WIC and Purchaser contained herein that is qualified by a materiality standard shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise expressly contemplated by this Agreement, and the Company shall have received a certificate to the foregoing effect signed on behalf of WIC and Purchaser by one or more managing members or executive officers of WIC and Purchaser.

     (b) Performance of Obligations. WIC and Purchaser shall have performed in all material respects (provided that any covenant or agreement that is qualified by a materiality standard shall not be further qualified hereby) all obligations required to be performed by them under this Agreement prior to the Closing, and the Company shall have received a certificate to such effect signed on behalf of WIC and Purchaser by one or more managing members or executive officers of WIC and Purchaser.

     (c) Legal Opinion. The Company shall have received from Andrews & Kurth L.L.P., corporate counsel to WIC and Purchaser, or from such other counsel to any Purchaser as is reasonably acceptable to the Company, an opinion or opinions dated the Closing Date, in substantially the form attached as Exhibit H hereto.
                                                              ---------

     (d) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by WIC and Purchaser pursuant to Section 6.2(a) shall have been delivered.

                                  ARTICLE VI
                                    CLOSING

     Section 6.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article V, the closing of the purchase and sale of the Preferred Shares pursuant to Section 2.1 (the "Closing") shall occur (a) at the offices of Thompson & Knight L.L.P., 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201, at 10:00 a.m., local time, on the second Business Day following the later of (i) satisfaction of the condition to the obligations of the parties set forth in Section 5.1(a) and (ii) expiration or earlier termination of any waiting period under the HSR Act applicable to the transactions contemplated hereby, or (b) at such other location and time as may be mutually agreed upon by the parties hereto. The date on which the Closing is required to take place is herein referred to as the "Closing Date". All closing transactions at the Closing shall be deemed to have occurred simultaneously.

     Section 6.2  Actions to Occur at the Closing.

     (a) At the Closing, WIC and Purchaser, as applicable, shall deliver to the Company the following:

          (i) the Purchase Price for the Preferred Shares to be purchased at the Closing, in accordance with Section 2.1;

          (ii)   counterparts of the Management Agreement executed by WIC;

          (iii) counterparts of the Stockholder Agreement executed by WIC and Purchaser;

          (iv) (A) the purchase price for the Warrants in accordance with the Warrant Purchase Agreement and (B) counterparts of the Warrant Agreement executed by WIC;

          (v) counterparts of the Employment Agreement executed by George K. Hickox, Jr.;

          (vi)   the certificates described in Sections 5.3(a) and 5.3(b); and

          (vii)  the opinion of counsel referred to in Section 5.3(c).

     (b) At the Closing, the Company shall deliver to WIC and Purchaser, as applicable, the following:

          (i) a share certificate or share certificates representing the Preferred Shares to be purchased at the Closing;

          (ii) counterparts of the Management Agreement executed by the Company;

          (iii) counterparts of the Stockholder Agreement executed by the Company;

          (iv)   counterparts of the Warrant Agreement executed by the Company;

          (v) counterparts of the Employment Agreement executed by the Company;

          (vi)   the certificates described in Sections 5.2(a) and 5.2(b);

          (vii)  the original of each consent or approval, if any, pursuant to
     Section 5.2(d);

          (viii) the opinion of counsel referred to in Section 5.2(e); and

          (ix) a certificate or certificates of the secretary of state or similar authority of each of the jurisdictions referred to in the second sentence of Section 3.1(a), dated as of a date within five Business Days prior to the Closing Date, certifying as to the good standing of the Company or its Subsidiary (as the case may be) in such jurisdiction.


                                  ARTICLE VII
                                  TERMINATION

     Section 7.1  Termination.   This Agreement may be terminated prior to the
Closing:

     (a)  by mutual consent of WIC, Purchaser and the Company; or

     (b) by either WIC and Purchaser, on the one hand, or the Company, on the other:

          (i) in the event of a breach by the other party of any representation, warranty, covenant or agreement of such other party contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 5.2(a) or 5.2(b) or Section 5.3(a) or 5.3(b) with respect to the Closing, and (B) cannot be cured or, if it is capable of being cured, has not been cured within 20 days following receipt by the breaching party of written notice of such breach (the "Cure Period") (provided that in no event shall the Cure Period extend beyond the date on which the Closing is scheduled to take place pursuant to Section 6.1 and there shall not be a Cure Period for breaches of the covenants set forth in the third sentence of Section 4.1(a) or in Section 4.9); or

          (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling WIC, Purchaser and the Company shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

          (iii) if the required approval of the stockholders of the Company shall not have been obtained by reason of the failure to obtain the Requisite Votes upon a vote held at a duly held meeting of stockholders, or at any adjournment thereof; or

          (iv) if the Closing shall not have occurred by the later of (A) June 15, 2000, and (B) the date to which the Closing Date is extended pursuant to Section 6.1; provided, however, that the right to terminate this Agreement under this clause (iv) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

     (c) by the Company, if, as a result of a Superior Proposal received by the Company, the Board determines in good faith that its fiduciary obligations under applicable Law require that such Superior Proposal be accepted; provided that the Company may not effect such termination pursuant to this Section 7.1(c) unless and until (i) WIC and Purchaser receive at least one week's prior written notice from the Company of its intention to effect such termination pursuant to this Section 7.1(c); (ii) during such week, the Company shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of the Transaction Documents that WIC and Purchaser may propose; and (iii) the Board shall have concluded in good faith, after considering applicable provisions of Law and after giving effect to all adjustments which may be offered by WIC and Purchaser pursuant to clause (ii) above, on the basis of advice of its outside counsel, that such action is necessary for the Board to act in a manner consistent with its fiduciary duties under applicable Law; provided further, that it shall be a condition to the effectiveness of termination by the Company pursuant to this Section 7.1(c) that the Company shall have made the payment of the fee to WIC required by Section 9.5(a);

     (d) by WIC and Purchaser, if the Company or the Board shall withdraw, modify or change its recommendation of the Transaction Documents and the transactions contemplated thereby in a manner adverse to WIC and Purchaser or approve, recommend or declare advisable any Alternative Transaction Proposal; or

     (e) by WIC, Purchaser or the Company, if the Commitment Letter shall not have been received by the Company by the Financing Commitment Date; or

     (f) by the Company, (i) in the event of a breach by WIC or Purchaser of its representations and warranties referred to in clause (ii) of the first sentence of Section 4.5(b) or its covenants and agreements set forth in Section 4.6 or
(ii) if Purchaser shall not have received the proceeds of the Financing by, or is otherwise unable or refuses to deliver the total Purchase Price of the Preferred Shares to be purchased at the Closing on, the date on which the Closing is scheduled to take place pursuant to Section 6.1.

     The right of any party hereto to terminate this Agreement pursuant to this
Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents or other representatives, whether prior to or after the execution of this Agreement.

     Section 7.2 Effect of Termination. In the event of the termination by a party of this Agreement, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement (except for the provisions of this Section 7.2, Section 2.4, Section 4.10(b), Article VIII and Article IX, which shall survive such termination) shall forthwith become null and void. Subject to the provisions of Sections 2.4 and 9.5, in the event of a termination of this Agreement by either the Company, WIC or Purchaser as provided above, there shall be no liability on the part of the Company, WIC or Purchaser except for liability arising out of a breach of, or misrepresentation under, this Agreement.

                                   ARTICLE VII
                                INDEMNIFICATION

     Section 8.1 Indemnification of WIC and Purchaser. Subject to the provisions of this Article VIII, the Company agrees to indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Purchaser Indemnified Costs.

     Section 8.2 Indemnification of Company. Subject to the provisions of this Article VIII, WIC and each Purchaser agree to indemnify and hold harmless the Company Indemnified Parties from and against any and all Company Indemnified Costs. The indemnification obligation of each Purchaser hereunder shall be several and not joint, and shall be further limited to a share of the total Company Indemnified Costs that is proportionate to such Purchaser's share of the total Purchase Price paid for the Preferred Shares.

     Section 8.3 Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to any Person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it may have to such Indemnified Party under this Article VIII unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

     (a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorney's fees of one counsel (provided that if any such third-party action is brought in a jurisdiction other than Texas, the Indemnifying Party shall also pay the attorney's fees of one local counsel) to the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by such Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) counsel to the Indemnified Party shall have reasonably concluded that there may be defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (iv) counsel to the Indemnified Party and the Indemnifying Party shall have advised their respective clients in writing, with a copy delivered to the other party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel) or (v) the third-party action is a proceeding brought by a stockholder of the Company (in such stockholder's name or derivatively on behalf of the Company) in respect of the transactions contemplated by this Agreement);

     (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission or acknowledgment could have a material adverse effect on its business;

     (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

     (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time; or (ii) to the extent the third-party action seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

     The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article VIII and, in connection therewith, shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested.

     Section 8.4 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 8.3 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any indemnified costs which such Indemnified Party claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

     Section 8.5 No Punitive Damages. Notwithstanding anything contained in this Agreement to the contrary, in no event shall any party hereto be entitled to recover any exemplary or punitive damages from any other party hereto on account of any breach of or misrepresentation under any Transaction Document.

     Section 8.6 Exclusivity. The parties hereto agree that, in relation to any breach, default or nonperformance by a party of any of its representations, warranties, covenants or agreements contained in this Agreement or any certificates delivered pursuant hereto, the only relief and remedies available to the other parties hereto in respect of such breach, default or nonperformance shall be:

          (a) termination of this Agreement, but only if such termination is expressly permitted under the provisions of Article VII;

          (b) damages, but only to the extent properly claimable hereunder and as limited pursuant to this Article VIII or otherwise hereunder;

          (c) specific performance, but only if such specific performance is expressly permitted under the provisions of Section 9.3 and a court of competent jurisdiction in its discretion grants the same; and

          (d) injunctive or declaratory relief if a court of competent jurisdiction in its discretion grants the same.

     The parties hereto also agree that no action for termination or rescission, or claiming repudiation, of this Agreement may be brought or maintained by any party against any other party following the Closing no matter how severe, grave or fundamental any such breach, default or nonperformance may be by such other party. Accordingly, the parties hereby expressly waive and forego any and all rights they may possess to bring any such action.

                                  ARTICLE IX
                                 MISCELLANEOUS

     Section 9.1  Survival of Provisions.

     (a) The representations and warranties of the Company, WIC and Purchaser made herein or pursuant hereto, and the covenants and agreements of the Company, WIC and Purchaser made herein that, by their terms, are to be performed or complied with at or prior to the Closing, shall remain operative and in full force and effect pursuant to their terms, regardless of (i) any investigation made by or on behalf of the Company, WIC or Purchaser, as the case may be, or
(ii) acceptance of the Preferred Shares and payment by Purchaser therefor, until the date that is 12 months following the Closing Date (except as provided in the following sentence); provided that such representations, warranties, covenants and agreements shall survive as to any claim or demand made prior to their termination date until such claim or demand is fully paid or otherwise resolved. Notwithstanding the general expiration period set forth in the foregoing sentence, (i) the representations and warranties contained in Sections 3.1(a) (Organization, Standing and Power), 3.1(b) (Subsidiaries), 3.1(c) (Capital Structure), 3.1(d) (Authority; No Violations; Approvals), 3.1(e) (Status of Preferred Shares, Conversion Shares and Dividend Shares), 3.1(f) (Status of Warrants and Warrant Shares), 3.1(g) (Requisite Votes) and 3.1(h) (Certain Anti-Takeover Provisions; Amendment to Rights Agreement), and Sections 3.2(a) (Organization, Standing and Power) and 3.2(b) (Authority; No Violations; Approvals), shall survive indefinitely, and (ii) the representations and warranties contained in Sections 3.1(r) (Taxes) and 3.1(w) (Environmental Matters) shall survive for the term of the statute of limitations applicable to the underlying substantive matter.

     (b) The covenants and agreements of the Company, WIC and Purchaser contained in this Agreement that, by their terms, are to be performed or complied with after the Closing shall survive until the period specified herein (if any) with respect to such covenant or agreement; provided, however, that such covenants and agreements shall survive as to any claim or demand in respect thereof made prior to their termination date until such claim or demand is fully paid or otherwise resolved.

     Section 9.2 No Waiver; Modification in Writing. No failure or delay on the part of the Company, WIC or Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented except by an instrument in writing signed by the Company, WIC and Purchaser, and waivers or consents to departures from the provisions hereof may not be given without the written consent of the Company, on the one hand, and WIC and Purchaser, on the other hand, provided that notice of any such waiver shall be given to each party hereto as set forth below. Any amendment, supplement or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

     Section 9.3 Specific Performance. The parties recognize that in the event the Company should refuse to perform under the provisions of this Agreement or WIC or Purchaser should refuse to perform under the provisions of
Section 2.4(b), 4.10(b), 4.11, 9.5(b), 9.13 or 9.14, monetary damages alone will not be adequate. The parties shall therefore be entitled, in addition to any other remedies which may be available hereunder, including money damages, to obtain specific performance of such provisions. In the event of any action to enforce such provisions specifically, the parties hereby waive the defense that there is an adequate remedy at Law.

     Section 9.4 Severability. If any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable Law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

     Section 9.5  Fees and Expenses.

     (a) If this Agreement is terminated by the Company pursuant to Section 7.1(c) or by WIC and Purchaser pursuant to Section 7.1(d) (and provided that neither WIC nor Purchaser is then in material breach of any of its obligations hereunder), the Company shall pay to WIC by wire transfer of immediately available funds, within three Business Days following the date of such termination (or, with respect to a termination by the Company pursuant to Section 7.1(c), prior to such termination), a fee in the amount of $500,000.

     (b) Except as otherwise expressly provided in this Agreement, all costs and expenses (including legal fees and expenses) incurred by a party in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby shall be borne solely and entirely by such party.

      Section 9.6 Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, except as set forth in Article VIII (which is intended for the benefit of all Indemnified Parties), express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      Section 9.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimile transmission, mailed by registered or certified United States mail (return receipt requested), or sent by nationally recognized overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a)  If to WIC or Purchaser, to:

               Wiser Investment Company, LLC
               c/o Douglas P. Heller
               1629 Locust Street
               Philadelphia, Pennsylvania 19103

          with a copy to:

               Andrews & Kurth L.L.P.
               600 Travis Street, Suite 4200
               Houston, Texas 77002
               Attention:  David P. Oelman

     (b)  If to the Company, to:

               8115 Preston Road
               Suite 400
               Dallas, Texas 75225
               Attention:  President
          with a copy to:

               Thompson & Knight L.L.P.
               1700 Pacific Avenue, Suite 3300
               Dallas, Texas  75201-4693
               Attention:  Steven K. Cochran

     Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if sent by facsimile transmission, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one Business Day after the date of sending, if sent by nationally recognized overnight courier service.

     Section 9.8 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 9.9 Entire Agreement. This Agreement (which term, for purposes of this Section 9.9, shall be deemed to include the Exhibits and Schedules hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, including the Original Stock Purchase Agreement, between the parties with respect to the subject matter hereof. There are no representations, warranties, agreements or covenants other than those expressly set forth in this Agreement.

     Section 9.10 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

     Section 9.11 Public Announcements. The Company, on the one hand, and WIC and Purchaser, on the other, shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transaction Documents or the transactions contemplated thereby, except for statements required by Law or by any listing agreements with any national securities exchange or the National Association of Securities Dealers, Inc., or made in disclosures filed pursuant to the Securities Act or the Exchange Act.

     Section 9.12  Assignment.

     (a) Except as otherwise provided in this Section 9.12, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of Law or otherwise. Any attempted assignment in violation of this Section 9.12 shall be null and void.

     (b) With the prior written consent of the Company (which consent shall not be unreasonably withheld), WIC may assign all of its rights, interests and obligations (which shall include all its representations and warranties) as Purchaser hereunder to a corporation, partnership or limited liability company formed by WIC subsequent to the date of this Agreement and in connection with the Financing and in which WIC has a significant equity interest, provided that such assignee expressly assumes such rights, interests and obligations, and the Company agrees that following such assignment and assumption the Company shall look only to such assignee in satisfaction of the Company's rights against Purchaser or the enforcement of the obligations of Purchaser hereunder.

     (c) With the prior written consent of the Company (which consent shall not be unreasonably withheld), WIC may assign its rights as Purchaser under Sections
2.1 and 2.5 with respect to a portion of the Preferred Shares (which assignment shall include an assignment of a corresponding part of its rights, interests and obligations (including its representations and warranties) as Purchaser hereunder) to not more than eight other accredited investors (as defined in Rule 501(a) under the Securities Act), provided that each such assignee expressly assumes such rights, interests and obligations, and the Company agrees that following such assignment and assumption the Company shall look only to such assignee in satisfaction of the Company's rights against Purchaser or the enforcement of the obligations of Purchaser hereunder, to the extent of the obligations assumed by such assignee.

     (d) No assignment and assumption referred to in Section 9.12(b) or (c) shall be permitted unless (i) the documents evidencing such assignment and assumption are reasonably satisfactory to the Company in form and substance,
(ii) such documents contain an acknowledgment that such assignee(s) have become parties to this Agreement in the capacity of Purchaser as if such assignee(s) had been original signatory parties hereto and agree as Purchaser to be bound by all the terms and provisions hereof and (iii) such documents have been delivered to the Company and are effective prior to the Closing Date (in the case of an assignment of rights under Section 2.1) and prior to the applicable Option Closing Date (in the case of an assignment of rights under Section 2.5).

     (e) An assignment by WIC pursuant to Section 9.12(b) or 9.12(c) shall not have any effect on the rights, interests or obligations hereunder that are applicable to WIC in its capacity other than as Purchaser.

     Section 9.13 Independent Determination. From and after the Closing Date, all decisions on behalf of the Company as to the payment of indemnification pursuant hereto and otherwise regarding the Company's rights and obligations pursuant to the Transaction Documents shall be made by majority vote of a committee of directors of the Company consisting of all directors of the Company other than (a) the Purchaser Designees and (b) any directors elected by the holders of the Series C Preferred Stock pursuant to the provisions of the Certificate of Designation; provided, however, that nothing contained in this
Section 9.13 shall prevent any Indemnified Party from receiving indemnification pursuant to some other source (such as, by way of example, the bylaws of the Company in the event that such Indemnified Party is a director of the Company and such director seeks indemnification due to circumstances that do not pertain to an alleged breach of a Transaction Document), and the determination as to whether indemnification pursuant to such other source is available shall be made in accordance with the procedures applicable thereto.

     In Witness Whereof, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative as of the date first written above.

                              THE WISER OIL COMPANY


                              By: /s/ Andrew J. Shoup, Jr.
                                 --------------------------------
                                 Name:  Andrew J. Shoup
                                      ---------------------------
                                 Title: President
                                       --------------------------



                              WISER INVESTMENT COMPANY, LLC


                              By: /s/ George K. Hickox, Jr.
                                 --------------------------------
                                 Name:  George K. Hickox, Jr.
                                      ---------------------------
                                 Title: Authorized signatory
                                       --------------------------

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